      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 26, 1999

                                                     REGISTRATION NO.333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                              ROCKFORD CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              ARIZONA                              3651                             86-0394353
  (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL                (IRS EMPLOYER
  INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)             IDENTIFICATION NO.)

                            546 SOUTH ROCKFORD DRIVE
                              TEMPE, ARIZONA 85281
                         (480) 967-3565  (800) 366-2349
         (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                 W. GARY SUTTLE
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              ROCKFORD CORPORATION
                            546 SOUTH ROCKFORD DRIVE
                              TEMPE, ARIZONA 85281
                         (480) 967-3565  (800) 366-2349
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

                   KEVIN L. OLSON                                      RONALD G. SKLOSS
               STEPTOE & JOHNSON LLP                           BROBECK, PHLEGER & HARRISON LLP
          40 N. CENTRAL AVENUE, SUITE 2400                     301 CONGRESS AVENUE, SUITE 1200
               PHOENIX, ARIZONA 85004                                AUSTIN, TEXAS 78701
                   (602) 257-5275                                       (512) 477-5495

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for this same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for this same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
                                                                  PROPOSED MAXIMUM
                   TITLE OF EACH CLASS                           AGGREGATE OFFERING                AMOUNT OF
              OF SECURITIES TO BE REGISTERED                          PRICE(1)                  REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share....................          $46,000,000                     $12,788
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457 (a) under the Securities Act of 1933.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED MAY 26, 1999

PROSPECTUS

                                             SHARES
                          [ROCKFORD CORPORATION LOGO]

                                  COMMON STOCK

                            ------------------------

     Of the           shares of common stock offered, we are offering
shares and certain shareholders, none of whom are involved in our day-to-day
operations, are offering           shares. We will not receive any of the
proceeds from the shares sold by the selling shareholders. This is our initial public offering and no public market currently exists for our shares. We will apply to have our common stock approved for quotation on The Nasdaq National Market under the symbol "ROFO." We anticipate that the initial public offering
price will be between $     and $     per share.

                            ------------------------

             INVESTING IN OUR COMMON STOCK INVOLVES CERTAIN RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 8.
                            ------------------------

----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
                                                              PER SHARE     TOTAL
----------------------------------------------------------------------------------
Initial Public Offering Price...............................   $           $

Underwriting Discounts and Commissions......................   $           $

Proceeds to Rockford........................................   $           $

Proceeds to Selling Shareholders............................   $           $
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------

     The underwriters may also purchase up to an additional           shares
from us at the initial public offering price, less the underwriting discounts and commissions, within 30 days from the date of this prospectus, to cover over-allotments. Needham & Company, Inc. expects to deliver the shares of common
stock to purchasers on                , 1999.

     THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. IT IS ILLEGAL FOR ANY PERSON TO TELL YOU OTHERWISE.

                            ------------------------

                            NEEDHAM & COMPANY, INC.

              The date of this Prospectus is                , 1999

                               Inside front cover

Entire page: [Close up picture of Rockford wolf]

Upper left: [Diamond R and Rockford Fosgate Logo]

Down right margin: Pictures of Rockford Fosgate products:

     2 channel/multi-channel amplifiers
     Subwoofers
     Source Units
     Trunk Mount/In Dash Signal Processors
     Coax/Full Range Speakers

Bottom left: [Vicious car audio trademark]

Inside gatefold of page 2:

Left margin: [Diamond R, Rockford Fosgate, and car audio for fanatics Logo]

Upper left: Specialty Retailers 5000 stores worldwide
     [Photo of specialty retailer storefront and Rockford product display]

Middle left: National Chains 300+ Stores in the USA
     [Photo of Best Buy store and Rockford product display]

Bottom left: Global Fanatics
     Israel [Photo of car audio contestants]
     Germany [Photo of vehicle with Rockford logos and wolf]
     United States [Photo of boys with car audio trophy]
     Japan [Photo of vehicle with Rockford wolf]

Upper center: Rockford Worldwide Distribution
     [Map showing countries where Rockford Fosgate products are distributed]

Upper right: [Photo of Rockford Fosgate demo truck]
     [System diagram showing system installed in truck]
     Six 12" Woofers, Thousands of watts, and 5.1 surround sound
     [Photos and description of specific products, including source units, crossovers, amplifiers, full-range speakers, and woofers]
     Over 6000 watts

Lower right: www.rockfordfosgate.com
     [images of wolf logo and product information from our website]

Text in center: In 1973, Fosgate, the first glimmer of hope in high performance car audio, emerged from the primordial soup of 8 tracks and wax paper speakers. In 1998, Rockford Fosgate redefined the evolution of the car audio industry. If you haven't heard of us, you've HEARD us. If you haven't seen us, you've HEARD us. If you haven't been annoyed by what we do, you'll be intrigued by how we do it. To understand what Rockford Corporation is all about, you only need to understand our customers. They are young adults who are passionate about their lifestyle. Typically customers begin as hobbyists who become enthusiasts: possessed by the dream of evolving to the fanatic fringe. They are loud, they are proud, and most importantly, they are brand loyal to the cult extreme. They choose Rockford Fosgate!

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Prospectus Summary..........................................    4
Special Note Regarding Forward-Looking Statements...........    8
Risk Factors................................................    8
Use of Proceeds.............................................   16
Capitalization..............................................   17
Dilution....................................................   18
Dividend Policy.............................................   19
Selected Consolidated Financial Data........................   20
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   21
Business....................................................   31
Management..................................................   41
Certain Transactions........................................   48
Principal and Selling Shareholders..........................   50
Description of Capital Stock................................   53
Shares Eligible for Future Sale.............................   56
Underwriting................................................   58
Legal Matters...............................................   59
Experts.....................................................   59
Where You Can Find More Information.........................   59
Index to Consolidated Financial Statements..................  F-1

                            ------------------------

     You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information in this prospectus may only be accurate as of the date of this prospectus.

     This prospectus may not contain all of the information that is important to you. You should read the entire prospectus before making an investment decision. All references to "we," "us," "our" or "Rockford" in this prospectus mean Rockford Corporation and all entities we own or control. Rockford Fosgate(R), The Punch(R), Connecting Punch(R), Punch Sport(R), Practice Safe Sound(R), Car Audio for Fanatics(R), Hafler(R) and our "Diamond R" logo are registered trademarks of Rockford. This prospectus also includes other trade names, trademarks and service marks of Rockford and of other companies.

     Until             1999 (25 days after the date of this prospectus), all
dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. It is not complete and may not contain all the information you should consider before investing in our common stock. You should read the entire prospectus carefully, including the "Risk Factors" section and the financial statements and the notes to those statements.

                                    ROCKFORD

     We are a leading designer, manufacturer and distributor of high-performance car audio systems for the worldwide car audio aftermarket. Our car audio products include technologically advanced amplifiers, speakers, source units and accessories marketed under our Rockford Fosgate brand name. We also sell professional audio products under our Hafler brand name.

     Rockford Fosgate is one of the world's premier high-performance car audio brands. For nearly 20 years, Rockford Fosgate has been the brand of choice among our core Generation Y consumers, particularly 16-24 year old males. We believe our core consumers perceive our Rockford Fosgate brand as the "coolest" car audio brand. Our core consumers are extremely, almost fanatically, loyal to our Rockford Fosgate brand, and proudly display our logos on their cars, clothing and even their bodies.

     We devote significant resources to enhancing our brand image by using hard-hitting, "in your face" marketing combined with cutting-edge technology and innovation. We believe our efforts have generated loyalty among both our core consumers, who devote a significant portion of their time and disposable income to their car audio systems, and among our retailers, who use our brand, products and distinctive marketing programs to attract Generation Y and other consumers.

     We believe our ability to deliver innovative products to market quickly appeals to our core consumers' desire for distinctive, "leading edge" products and powerful, high quality sound. To maintain and further enhance our unique heritage, we continue to develop new products that are reliable, durable, technologically advanced and designed to set industry standards in their product categories. Our Rockford Fosgate and Hafler products have won numerous consumer and industry awards. We are committed to maintaining our premier position in car and professional audio by working closely with distributors, retailers and consumers to satisfy their needs and preferences.

     According to the Consumer Electronics Manufacturers' Association, total worldwide factory sales of car audio products were approximately $14.7 billion in 1998, of which $6.3 billion represented aftermarket sales. The international market for car audio products is more than twice the size of the U.S. market.

     We currently sell our car audio products in the U.S. through a network of over 1,500 retail stores. Internationally, we sell our car audio products in over 60 countries through independent distributors and sales representatives. We distribute our car audio products to consumers primarily through specialty dealers, audio/video retailers, national consumer electronics chains and catalog merchants. Historically, specialty dealers have dominated the retail distribution of car audio aftermarket products.

     Over the last several years, as a result of changing consumer buying patterns, the audio/ video and consumer electronics retailers have been the fastest growing distribution channels for car audio products. To capitalize on changing industry dynamics, in early 1999, we began distributing our products through Best Buy, one of the largest national consumer electronics chains, in all of its more than 300 stores nationwide.

     Our goal is to design, produce and distribute the best engineered and most recognized and respected brands of high-performance car and professional audio products in the world. Each element of our strategy is intended to enhance and reinforce the global brand images of Rockford Fosgate and Hafler among consumers and retailers. Key elements of our growth strategy are to:

     - Promote Our Unique Brand Image. We intend to continue to enhance the Rockford Fosgate and Hafler brands by projecting an image that appeals to consumers who appreciate brand authenticity and value;

     - Introduce New and Innovative Products. We believe our ability to quickly deliver innovative products to market appeals to consumers' desire for "leading edge" products and provides a significant competitive advantage;

     - Develop a Second Brand. We plan to develop, internally or through acquisitions, a second brand to be sold at lower price points than our current products. This strategy will help us enhance and expand our product offerings and increase our distribution capabilities;

     - Expand Channels of Distribution. We believe our selective distribution increases brand loyalty, enhances retailers' profit margins and encourages retailers to carry a broad range of our products. We also believe that we have significant opportunities to increase our existing channels of distribution; and

     - Capitalize on International Opportunities. We believe that the Rockford Fosgate brand name is as widely recognized in many foreign countries as it is in the U.S. We intend to aggressively expand both Rockford Fosgate and Hafler in international markets.

As a result of our growth strategy, we believe we can significantly grow our business and become a much larger participant in the $6.3 billion car audio aftermarket industry worldwide.
                            ------------------------

     Our principal executive offices are located at 546 South Rockford Drive, Tempe, Arizona 85281, and our telephone number is (480) 967-3565. Our corporate Web site is located at www.rockfordcorp.com. Information contained on our Web site does not constitute a part of this prospectus.

                                  THE OFFERING

     Except as otherwise indicated, all information in this prospectus assumes a 4.7-for-1 split of the common stock to be effected prior to the completion of this offering and assumes no exercise of the underwriters' over-allotment option.

Common stock offered by Rockford..........           shares

Common stock offered by selling
shareholders..............................           shares

Common stock to be outstanding after
  the offering............................           shares(1)

Use of proceeds...........................    For repayment of debt, working
                                              capital and other general
                                              corporate purposes. See "Use of
                                              Proceeds."

Risk factors..............................    An investment in our common stock
                                              involves risks. See "Risk Factors"
                                              beginning on page 8 to read about
                                              the risks you should consider
                                              before buying shares of our common
                                              stock.

Proposed Nasdaq National Market symbol....    ROFO
---------------
(1) The total number of shares, as at May 15, 1999, includes the issuance of 117,500 shares of common stock in conjunction with the conversion of $262,500 of the 8.5% convertible subordinated debentures to occur upon completion of the offering. The total excludes shares of common stock issuable upon exercise of other outstanding convertible debentures, options and warrants to purchase our common stock. You should be aware that we are permitted, and in some cases obligated, to issue shares of common stock in addition to the common stock to be outstanding after this offering. If and when we issue these shares, the percentage of common stock you own may be diluted. The following is a summary of additional shares of common stock issuable as at May 15, 1999:

     - 327,787 shares of common stock issuable upon exercise of the 8.5% convertible subordinated debentures, assuming conversion of $262,500 of debentures into 117,500 shares in this offering;

     - 2,207,858 shares of common stock issuable upon exercise of outstanding options, with a weighted average exercise price of $3.06 per share;

     - 70,500 shares of common stock issuable upon exercise of outstanding options, with an exercise price of the per share price of this offering;

     - 108,302 shares of common stock issuable upon exercise of outstanding warrants, with a weighted average exercise price of $1.35 per share;

     - 355,404 shares of common stock reserved for future issuance under our 1994 and 1997 stock option plans; and

     - 394,800 shares of common stock reserved for future issuance under our 1999 employee stock purchase plan.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     You should read the following summary consolidated financial data in conjunction with our financial statements and related notes and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. Set forth below are summary consolidated statements of operations data for the years ended December 31, 1996, 1997 and 1998 and the three months ended March 31, 1998 and 1999. Also set forth below is summary consolidated balance sheet data as at March 31, 1999, on an actual, pro forma and pro forma as adjusted basis. The pro forma data gives effect to the conversion of a $1,000,001 subordinated promissory note to a related party into 316,498 shares of common stock on May 1, 1999 and the conversion of $262,500 of the 8.5% convertible subordinated debentures into 117,500 shares of common stock to occur upon completion of this offering. The
pro forma as adjusted data gives effect to the sale by us of      shares in this
offering at an assumed initial public offering price of $     per share, our
receipt of the estimated proceeds of that sale after deducting underwriting discounts and commissions and estimated offering expenses payable by us, and the application of the net proceeds therefrom. See "Capitalization."

                                                                       THREE MONTHS ENDED
                                         YEAR ENDED DECEMBER 31,           MARCH 31,
                                      -----------------------------    ------------------
                                       1996       1997       1998       1998       1999
                                      -------    -------    -------    -------    -------
CONSOLIDATED STATEMENTS OF
  OPERATIONS DATA:
Sales...............................  $82,715    $88,783    $89,006    $20,776    $32,026
Cost of goods sold..................   57,057     57,321     55,146     13,148     19,567
                                      -------    -------    -------    -------    -------
Gross profit........................   25,658     31,462     33,860      7,628     12,459
Operating income....................      725      4,646      5,523        789      3,324
Net income (loss)...................  $  (932)   $ 1,632    $ 2,305    $   258    $ 1,802
                                      =======    =======    =======    =======    =======
Net income (loss) per share:
  Basic.............................  $ (0.21)   $  0.34    $  0.48    $  0.05    $  0.37
                                      =======    =======    =======    =======    =======
  Diluted...........................  $ (0.21)   $  0.28    $  0.37    $  0.05    $  0.27
                                      =======    =======    =======    =======    =======
Shares used to calculate net income
  (loss) per share:
  Basic.............................    4,496      4,811      4,822      4,822      4,822
                                      =======    =======    =======    =======    =======
  Diluted...........................    4,496      6,179      6,453      6,258      6,846
                                      =======    =======    =======    =======    =======

                                                                   MARCH 31, 1999
                                                         -----------------------------------
                                                                                  PRO FORMA
                                                         ACTUAL     PRO FORMA    AS ADJUSTED
                                                         -------    ---------    -----------
CONSOLIDATED BALANCE SHEET DATA:
Working capital........................................  $15,590     $16,590       $
Total assets...........................................   44,703      44,703
Long-term debt and capital lease obligations...........   14,654      14,391         1,396
Total liabilities......................................   38,054      36,791        23,396
Shareholders' equity...................................    6,632       7,895

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements, including, without limitation, statements concerning the future of our industry, product development, business strategy (including the possibility of future acquisitions), continued acceptance and growth of our products, dependence on significant customers and suppliers, and the adequacy of our available cash resources. These statements may be identified by the use of forward-looking terminology such as "may," "will," "believe," "expect," "anticipate," "estimate," "continue" or other similar words. These statements discuss future expectations, and may contain projections of results of operations or of financial condition or state other forward-looking information. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. The risk factors noted below, and other factors noted throughout this prospectus, could cause our actual results to differ significantly from those contained in any forward-looking statement. We may not update or publicly release the results of these forward-looking statements to reflect events or circumstances after the date of this prospectus.

                                  RISK FACTORS

     Before you invest in our common stock, you should be aware that there are risks, including those described below. You should consider carefully these risk factors, together with all of the other information included in this prospectus, before you decide to purchase shares of our common stock.

WE ARE DEPENDENT ON DEMAND FOR CAR AUDIO PRODUCTS; THE CAR AUDIO INDUSTRY IS RAPIDLY EVOLVING AND OUR PRODUCTS MAY NOT SATISFY SHIFTING CONSUMER DEMAND OR COMPETE SUCCESSFULLY WITH COMPETITORS' PRODUCTS

     Our success will depend, in large part, on our ability to introduce distinctive new products that anticipate and capitalize upon emerging technologies and changing consumer demands. If we do not introduce new products, misinterpret consumer preferences or fail to respond to changes in the marketplace, consumer demand for our products could decrease and our brand image could suffer. In addition, our competitors may introduce superior designs or business strategies, undermining our distinctive image and our products' desirability. Any of these events would adversely affect our business, financial condition and results of operations.

WE MUST ADAPT TO CHANGING DISTRIBUTION CHANNELS FOR CAR AUDIO PRODUCTS TO MAINTAIN OUR MARKET SHARE AND BRAND IMAGE

     We must successfully capitalize on new distribution strategies because the principal distributors of our products are losing market share. We historically distributed our products primarily through specialty dealers who sold only car audio products. Over the last several years, specialty dealers have lost market share to audio/video retailers and large consumer electronics retailers. We believe this trend is likely to continue and we are now increasing distribution of our products through these emerging distribution channels. This change in distribution channels creates significant risks that:

     - We may alienate our specialty dealer base. Some specialty dealers may react to our new strategy by reducing their purchases or even replacing our products with competing product lines. Reduced specialty dealer loyalty could reduce our market share because specialty dealers continue to hold a large share of the market and contribute substantially to our brand image among our core consumers; and

     - Our brand image may erode. Selling in less-specialized distribution channels may erode our brand image, which could decrease our product prices and profit margins.

Our inability to manage our new distribution channels in a way that mitigates these risks would have a material adverse effect on our business, financial condition and results of operations.

WE ARE HIGHLY DEPENDENT ON SALES OF OUR AMPLIFIER AND SPEAKER PRODUCTS

     Any decrease in demand for our amplifiers or speakers could have a material adverse effect on our business, financial condition and results of operations. These two product lines collectively accounted for approximately 78% of our sales in calendar year 1996, 79% in 1997 and 82% in 1998. We expect these two product lines to continue to account for a significant portion of our sales in the foreseeable future.

WE RELY HEAVILY UPON BEST BUY AS A SIGNIFICANT CUSTOMER; OUR RELATIONSHIP IS VERY RECENT AND WE COULD LOSE THIS CUSTOMER AT ANY TIME

     The loss of Best Buy as a customer or significant fluctuations or reductions in its purchases of our products would have a material adverse effect on our business, financial condition and results of operations. Including Best Buy's $4.4 million initial purchase of our products to stock its distribution channel, Best Buy accounted for 25.6% of our sales in the three months ended March 31, 1999. We anticipate that Best Buy will continue to account for a significant portion of our sales for the foreseeable future. Best Buy is not obligated to any long-term purchases of our products and has considerable discretion to reduce, change or terminate its purchases of our products. Further, our relationship with Best Buy is recent, as we shipped our first products to Best Buy in January 1999. We cannot be certain that we will retain this customer or maintain a relationship as favorable as currently exists.

WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY AGAINST OUR CURRENT AND FUTURE COMPETITORS

     Competition could result in reduced margins on our products and loss of market share. Our markets are very competitive, highly fragmented, rapidly changing and characterized by price competition and, in the car audio market, rapid product obsolescence. Our principal car audio competitors include Alpine, Clarion, Fujitsu Eclipse, JL Audio, Kicker, MTX, Orion, Panasonic, Phoenix Gold, Pioneer and Sony. We also compete indirectly with automobile manufacturers, who may improve the quality of original equipment sound systems, reducing demand for our aftermarket car audio products, or change the designs of their cars to make installation of our products more difficult or expensive.

     Some of our competitors have greater financial, technical and other resources than we do and many seek to offer lower prices on competing products. To remain competitive, we believe we must regularly introduce new products, add performance features to existing products and limit increases in prices or even reduce them.

SEASONALITY OF CAR AUDIO SALES CAUSES OUR QUARTERLY SALES TO FLUCTUATE

     Our sales are generally greater during the second and third quarters of each calendar year and lower during the first and fourth quarters, with our lowest sales typically occurring during the fourth quarter. As a result, after the announcement of our results of operations for the first and fourth quarters, our stock price may be lower than at other times of the year. We experience this seasonality because consumers tend to buy car audio products during the spring and summer when students are on semester breaks and generally more favorable weather facilitates installation of our products.

OUR QUARTERLY FINANCIAL RESULTS MAY FLUCTUATE SIGNIFICANTLY, MAKING FINANCIAL FORECASTING DIFFICULT AND MAKING OUR STOCK PRICE VOLATILE

     Our quarterly results of operations are difficult to predict and may fluctuate significantly from quarter to quarter. In some quarters, our operating results may fall below the expectations of public market analysts and investors. Our quarterly operating results are difficult to forecast for many reasons, some of which are outside of our control, including:

     - consumer demand for, and acceptance of, our products;

     - the level of product, price and dealer competition;

     - general economic conditions, both in the U.S. and internationally;

     - size and timing of product orders and shipments, particularly by significant customers such as Best Buy;

     - our ability to develop new products and product enhancements that respond to changes in technology and consumer needs and preferences while controlling costs;

     - our successes or failures in expanding our customer base and distribution channels;

     - weather conditions, which affect our consumers' ability to install our products;

     - capacity and supply constraints or difficulties;

     - timing of marketing programs;

     - changes in foreign currency exchange rates; and

     - risks associated with potential acquisitions.

As a result, you should not rely on historical results as an indication of our future performance. In addition, some of our expenses are fixed and cannot be reduced in the short term. Accordingly, if sales do not meet our expectations, our results of operations are likely to be negatively and disproportionately affected. In this event, our stock price may fall dramatically.

CAR AUDIO SALES ARE HIGHLY INFLUENCED BY CONSUMER DEMAND FOR DISCRETIONARY ITEMS

     A recession in the general economy or a general decline in consumer spending would likely have a material adverse effect on our business, financial condition and results of operations because car audio purchases are highly discretionary. Consumer spending is volatile and is affected by certain economic conditions, such as:

     - general business conditions;

     - employment levels, especially among our core consumers;

     - consumer confidence in future economic conditions; and

     - interest and tax rates.

WE MAY BE UNABLE TO EXECUTE SUCCESSFULLY OUR GROWTH STRATEGY

     If we do not execute our business plan, our business may erode. Our business plan contemplates that we will:

     - promote our unique brand image;

     - introduce new and innovative products;

     - develop a second brand;

     - expand channels of distribution, such as Best Buy; and

     - capitalize on international opportunities.

We cannot be certain that we will achieve these objectives through internal growth, acquisitions or other means. Acquisitions carry significant risks, since negotiations of potential acquisitions and their subsequent integration could divert management's time and resources from our core business. Potential acquisitions could require us to issue dilutive equity securities, incur debt or contingent liabilities, amortize goodwill and other intangible expenses or incur other acquisition-related costs. Further, we may be unable to integrate successfully any acquisition and we may not obtain the intended benefits of that acquisition.

WE MAY BE UNABLE TO EFFECTIVELY MANAGE OUR GROWTH

     Our growth has placed, and our anticipated future growth would continue to place, a significant strain on our resources and capacity. To manage our growth, we must:

     - retain and hire skilled, competent employees;

     - continue to improve coordination among our technical, product development, manufacturing, sales and financial departments; and

     - maintain our financial, operational and managerial systems and controls.

Our inability to manage growth effectively could have a material adverse effect on our business, financial condition and results of operations.

WE MUST CONTINUE TO DEVELOP, INTRODUCE AND ACHIEVE MARKET ACCEPTANCE OF NEW AND ENHANCED PRODUCTS

     We must maintain and improve existing products, while successfully developing and introducing new products, in order to increase sales in current markets and gain footholds in new markets. Our new and enhanced products must respond to technological developments and changing consumer needs and preferences. We may experience difficulties that delay or prevent the development, introduction or market acceptance of new or enhanced products. Furthermore, despite extensive testing, we may not be able to detect and correct defects in our products before we ship them to our customers. This may result in loss of sales or delays in market acceptance. Even after we introduce them, our new or enhanced products may not satisfy consumer preferences and product failures may cause consumers to reject our products. As a result, these products may not achieve market acceptance. In addition, our competitors' new products and product enhancements may cause consumers to defer or forego purchases of our products.

WE MUST MANAGE OUR PRODUCT INVENTORY IN PROPORTION TO DEMAND

     Our success depends in large part on our ability to manage our inventory of products in proportion to demand. Our dealers have many brands to choose from when they decide to order products and if we cannot deliver products quickly and reliably, they will likely order from one of our competitors. We must stock enough inventory to fill orders promptly, which increases our financing requirements and the risk of inventory obsolescence. Because competition has required us to shorten our product life cycle and more rapidly introduce new and enhanced products, there is a growing and significant risk that our inventory could become obsolete.

OUR INTERNATIONAL OPERATIONS PRESENT SPECIAL RISKS

     Our international business, as well as the businesses of our distributors and suppliers, are subject to the risks inherent in international trade, including risks resulting from:

     - changes in tariff regulations;

     - political instability, war, terrorism and other political risks;

     - foreign currency exchange rate fluctuations;

     - establishing and maintaining relationships with local distributors and dealers;

     - lengthy shipping times and accounts receivable payment cycles;

     - import and export licensing requirements;

     - compliance with a variety of foreign laws and regulations, including unexpected changes in taxation and regulatory requirements;

     - greater difficulty in safeguarding intellectual property than in the U.S.; and

     - difficulty in staffing and managing geographically dispersed operations.

Changes in these and other factors may increase the relative price of our products compared to those manufactured in other countries, reducing the demand for our products. Beginning in the last six months of 1997 and continuing into 1999, countries in Asia and Latin America have experienced unstable local economies and significant devaluations of local currencies. These instabilities may continue or worsen, which could have a material adverse effect on our business, financial condition, and results of operations. Our sales in Asia and Latin America, collectively, constituted 10.6% of total sales for 1998 and 5.5% of sales for the three months ended March 31, 1999.

     International customers accounted for 28.0% of our sales in calendar year 1996, 26.1% in 1997 and 19.7% in 1998. To continue our growth and profitability, we will need to expand our sales in international markets. We primarily rely on distributors, who purchase and resell our products, for a substantial portion of our international sales. Each distributor is responsible for one or more particular countries. When we have disputes with a distributor, or decide we must change our relationship with a distributor, we may disrupt the market for our products in that country and lose sales. If we change a relationship with a distributor, we may repurchase that distributor's inventory, which would reduce our sales proportionately.

     Recently, we initiated a strategy of moving to a "one-step" distribution system in larger markets by converting selected distributors into independent sales representatives, allowing us to sell directly to retailers. We believe this strategy will increase our gross margins while lowering the cost of our products to retailers and consumers. To the extent we extend this strategy into additional markets, we would incur higher operating expenses, including sales commissions, warranty costs and customer service expenses, and would have higher working capital requirements and risks because of increased inventory and accounts receivable.

     We may be affected by foreign currency exchange rate fluctuations. In early 1999, we began making sales to Canadian and German dealers in their respective currencies. Previously, all our international sales were denominated solely in U.S. dollars and, accordingly, we were not directly exposed to fluctuations in foreign currency exchange rates. An increasing portion of our international sales will likely be denominated in currencies other than U.S. dollars, increasing our exposure to gains and losses on foreign currency transactions. We currently do not trade in derivatives or other financial instruments to reduce currency risks; however, we attempt to create "natural" hedges when possible by matching our assets and liabilities in a given currency. We may not be able to execute this strategy and it may not protect us in the event of substantial currency fluctuations. We may in the future try to limit our foreign currency exposure by engaging in more aggressive hedging strategies.

WE DEPEND ON A FEW KEY SUPPLIERS

     We have not experienced significant supply restrictions in the past, but our manufacturing processes recently have become more dependent on "just-in-time" suppliers who are globally sourced. Accordingly, our exposure to supply restrictions has increased. We do not have any long-term price commitments from our suppliers and any cost increases may reduce our margins or require us to raise our prices to protect our margins. Despite the precautions we take, the components and materials we receive from third-party suppliers may not always conform to our quality standards. We cannot be certain that we could locate, within reasonable time frames, alternative sources of components and materials at similar prices and quality levels of our current suppliers.

     Starting in 1999, Hyundai Electronics, a large Korean company, began supplying us with all of the source units we resell under the Rockford Fosgate brand name. If Hyundai refuses or is unable to supply source units that meet our quality standards and specified quantities, we believe we would require a substantial amount of time to identify and begin receiving source units with acceptable features and quality from another supplier. During the interim, we would not have any supply of source units and our sales of source units would be significantly reduced.

WE MAY BE UNABLE TO RETAIN AND ATTRACT KEY EMPLOYEES, WHICH COULD IMPAIR OUR BUSINESS

     We operate in highly competitive employment markets and cannot guarantee our continued success in retaining and attracting the employees we need to develop, manufacture and market our products and manage our operations. Our business strategy and operations depend, to a large extent, on our senior management team, particularly Gary Suttle, our President and Chief Executive Officer. We maintain a $1.0 million key-person life insurance policy covering Mr. Suttle. We do not have key-person life insurance on or employment contracts with any of our key employees, other than Mr. Suttle. The terms of Mr. Suttle's employment contract are limited and if Mr. Suttle or other key members of our management team are unable or unwilling to continue in their present positions, our business, financial condition and results of operations could suffer.

WE MAY BE UNABLE TO ENFORCE OR DEFEND OUR OWNERSHIP AND USE OF OUR INTELLECTUAL PROPERTY

     Our future success will depend, in substantial part, on our intellectual property. We seek to protect our intellectual property rights, but our actions may not adequately protect the rights covered by our patents, patent applications, trademarks and other proprietary rights, and prosecution of our claims could be time consuming and costly. In addition, the intellectual property laws of some foreign countries do not protect our proprietary rights as do the laws of the U.S. We generally control access to and distribution of our proprietary information. Despite our efforts to protect our proprietary information, third parties may obtain, disclose or use our proprietary information without our authorization. If they do, their actions could have a material adverse effect on our business, financial condition and results of operations.

     From time to time, third parties have alleged that we infringe their proprietary rights. In particular, we have exchanged correspondence with a third party regarding our alleged infringement of patents held by that party. We believe that our products do not infringe any valid patents cited in the correspondence. Nonetheless, these claims or similar future claims could subject us to significant liability for damages, result in the invalidation of our proprietary rights, limit our ability to use infringing intellectual property or force us to license third-party technology rather than dispute the merits of any infringement claim. Even if we prevail, any associated litigation could be time-consuming and expensive and could result in the diversion of our time and resources. Any of these developments could have a material adverse effect on our business, financial condition and results of operations.

OUR SHARES HAVE NEVER BEEN PUBLICLY TRADED, SO WE CANNOT PREDICT THE EXTENT TO WHICH A TRADING MARKET WILL DEVELOP FOR OUR SHARES

     This is our initial public offering and there has not been a public market for our common stock. We cannot predict whether a trading market will develop or how liquid that market may become. We and the selling shareholders will establish the initial public offering price based on our negotiations with the underwriters. That price may not be indicative of the price that will develop in the trading market.

OUR STOCK PRICE MAY BE HIGHLY VOLATILE

     The market price of our common stock is likely to be highly volatile. You may not be able to resell your shares during or following periods of volatility because of the market's adverse reaction to such volatility. Factors that could cause market volatility may include:

     - actual or anticipated variations in our quarterly operating results;

     - changes in market expectations or in analysts' earnings estimates;

     - changes in investor confidence in us or our industry;

     - changes in conditions in the car audio industry;

     - new products or technological innovations introduced by us or our competitors;

     - announcements by us or our competitors of significant acquisitions or strategic relationships;

     - additions or departures of our key personnel; and

     - general economic conditions or stock market volatility.

YEAR 2000 ISSUES MAY CAUSE US TO LOSE SALES, INCREASE OUR COSTS OR DISRUPT OUR OPERATIONS

     If our computer and information technology systems, or those of any material third party, are not Year 2000 compliant, their failure could have a material adverse effect on our business, financial condition and results of operations. We may fail to discover Year 2000 compliance problems, even though we have tested most of our systems and have commenced a survey of our material suppliers' Year 2000 compliance efforts. If there are compliance problems, our systems may require substantial revisions or replacements and our third-party suppliers may not be able to deliver products or services to us.

     In addition, governmental agencies, utility companies, third-party service providers and others outside our control may not be Year 2000 compliant. This could result in a systemic failure beyond our control, including, for example, a prolonged telecommunications or electrical failure, which could also prevent us from communicating with our customers and manufacturing and shipping our products. We are engaged in an ongoing Year 2000 assessment and have not developed any contingency plans over and above our normal business operation contingency plans. We will take into account the results of our Year 2000 simulation testing and the results of our third-party surveys in determining the need for, and nature and extent of, any contingency plans. Our inability to correct a significant Year 2000 problem, if one develops, could result in an interruption in, or a failure of, certain of our normal business activities or operations. Any material Year 2000 problem could require us to incur significant unanticipated expenses to remedy, could divert our management's time and attention and could have a material adverse effect on our business, financial condition and results of operations.

OUR CURRENT SHAREHOLDERS WILL RETAIN CONTROL

     After the offering, Mr. Suttle and various shareholders affiliated with or related to two of our directors, Nicholas G. Bartol and Timothy C. Bartol, will
collectively hold      % of our outstanding shares. These shareholders, if they
act together, will be able to control the outcome of all matters submitted for shareholder action, including the election of our board of directors and the approval of significant corporate transactions. Consequently, these shareholders will effectively control our management and affairs, which may limit the liquidity of our shares, discourage acquisition bids for Rockford and limit the price some investors might be willing to pay for our shares.

YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION

     If you purchase shares in this offering, you will incur immediate and
substantial dilution in pro forma net tangible book value per share of $     .
You will pay a price per share which substantially exceeds the value of our assets after subtracting our liabilities. You and the other investors in this
offering will contribute      % of the total amount paid to us for our common
stock, but will own only      % of our outstanding shares. To the extent
outstanding options or warrants to purchase our shares are exercised, you will suffer further dilution.

FUTURE SALES OF OUR COMMON STOCK MAY NEGATIVELY AFFECT OUR STOCK PRICE

     Following this offering, we will have a large number of shares of common stock outstanding and available for resale immediately and also at various points in time in the future. The market price of our common stock could decline as a result of sales of a large number of shares in the market following this offering, or the perception that such sales could occur. These sales also might make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate.

OUR ANTI-TAKEOVER PROVISIONS COULD AFFECT THE VALUE OF OUR STOCK

     Provisions of our articles of incorporation and bylaws and Arizona law could discourage potential acquirors from attempting to acquire us. This could deprive our shareholders of opportunities to sell our stock at above-market prices typical of such acquisitions.

                                USE OF PROCEEDS

     The net proceeds to us from the sale of the                shares of common
stock offered by us hereby are estimated to be $     million, or $     million
if the underwriters' over-allotment option is exercised in full, in each case
assuming an initial public offering price of $     per share and after deducting
underwriting discounts and commissions and estimated offering expenses payable by us. We will not receive any proceeds from the sale of shares of common stock by the selling shareholders.

     We plan to use the net proceeds to repay our credit facility, which had an outstanding balance of $13.4 million as at March 31, 1999, and for working capital and other general corporate purposes, including new product development and marketing expansion. We may also use a portion of the net proceeds to acquire or invest in complementary businesses, products or technologies. Pending use of the net proceeds, we plan to invest them in short-term, interest bearing investment-grade securities.

     Our credit facility consists of a revolving line-of-credit, a term loan and an equipment financing arrangement. The revolving line-of-credit has a blended variable interest rate per annum of LIBOR plus 300 basis points and prime plus 75 basis points. The term loan has a fixed interest rate of 10.67% per annum. The equipment financing arrangement has, at our option three days prior to the time used, a fixed interest rate per annum based on five-year U.S. Treasury Notes plus 425 basis points or a variable interest rate per annum based on the bank's base rate plus 125 basis points. To date, we have not used this equipment financing arrangement. As at March 31, 1999, the credit facility had a combined interest rate of 8.35% per annum. The credit facility matures on June 20, 2001.

                                 CAPITALIZATION

     The following table sets forth our capitalization as at March 31, 1999, on an actual, pro forma and pro forma as adjusted basis. The pro forma data gives effect to the conversion of a $1,000,001 subordinated promissory note to a related party into 316,498 shares of common stock on May 1, 1999, the increase in our authorized common stock to 20,000,000 shares on May 17, 1999 and the conversion of $262,500 of the 8.5% convertible subordinated debentures into 117,500 shares of common stock to occur upon completion of this offering. The pro forma as adjusted data gives effect to the sale by us of
shares in this offering at an assumed initial public offering price of $     per
share, our receipt of the estimated proceeds of that sale after deducting underwriting discounts and commissions and estimated offering expenses payable by us, and the application of the net proceeds therefrom.

                                                                     MARCH 31, 1999
                                                           -----------------------------------
                                                                                    PRO FORMA
                                                           ACTUAL     PRO FORMA    AS ADJUSTED
                                                           -------    ---------    -----------
                                                                     (IN THOUSANDS)
Current portion of long term debt and capital lease
  obligations............................................  $ 1,966     $   966       $  566
                                                           =======     =======       ======
Long-term debt, less current portion.....................  $12,995     $12,995       $    0
8.5% convertible subordinated debentures.................      995         732          732
Capital lease obligations, less current portion..........      664         664          664
Minority interest........................................       17          17           17
Shareholders' equity:
  Common stock, $0.01 par value; 10,000,000 shares
     authorized, 4,845,126 shares issued and 4,821,626
     outstanding actual; 20,000,000 shares authorized,
     and 5,279,124 shares issued and outstanding pro
     forma; 20,000,000 shares authorized, and
     shares issued and outstanding pro forma as
     adjusted............................................       48          53
  Additional paid-in capital.............................    2,060       3,266
  Retained earnings(1)...................................    4,415       4,415        4,115
  Accumulated other comprehensive income.................      161         161          161
  Less treasury stock, 23,500 shares at cost actual; no
     shares pro forma and pro forma as adjusted..........      (52)          0            0
                                                           -------     -------       ------
     Total shareholders' equity..........................    6,632       7,895
                                                           -------     -------       ------
          Total capitalization...........................  $21,303     $22,303       $
                                                           =======     =======       ======

---------------
(1) If we terminate our credit facility after paying the balance with the proceeds of this offering, we would incur $300,000 of expenses related to deferred loan fees as at March 31, 1999.

                                    DILUTION

     Our pro forma net tangible book value as at March 31, 1999, after giving effect to the conversion of a $1,000,001 subordinated promissory note to a related party into 316,498 shares of common stock on May 1, 1999 and the conversion of $262,500 of the 8.5% convertible subordinated debentures into 117,500 shares of common stock to occur upon completion of this offering, was $7.9 million, or $1.50 per share of common stock. Pro forma net tangible book value is equal to total pro forma tangible assets less total liabilities and minority interest. Pro forma net tangible book value per share is determined by dividing the number of outstanding shares of common stock into the pro forma net tangible book value. After giving effect to the sale by us of
shares in this offering at an assumed initial public offering price of $     per
share, our receipt of the estimated proceeds of that sale after deducting underwriting discounts and commissions and estimated offering expenses payable by us, and the application of the net proceeds therefrom, our pro forma net
tangible book value as at March 31, 1999 would have been $          million, or
$     per share. This represents an immediate increase in pro forma tangible
book value of $     per share to existing shareholders and an immediate dilution
of $     per share to new investors. The following table illustrates this per share dilution:

Assumed initial public offering price.......................           $
       Pro forma net tangible book value as at March 31,
          1999..............................................  $1.50
       Increase in pro forma net tangible book value
          attributable to new investors.....................
                                                              -----
Pro forma net tangible book value after this offering.......
                                                                       --------
Pro forma dilution per share to new investors...............           $
                                                                       ========

     The following table summarizes, on a pro forma basis as at March 31, 1999, giving effect to the above conversions, the total number of shares of common stock purchased from us, the total consideration paid to us and the average consideration paid per share by existing shareholders and by new investors:

                                 SHARES PURCHASED     TOTAL CONSIDERATION
                                -------------------   --------------------   AVERAGE PRICE
                                 NUMBER     PERCENT     AMOUNT     PERCENT     PER SHARE
                                ---------   -------   ----------   -------   -------------
Existing shareholders.........  5,279,124        %    $3,319,000        %        $0.63
New investors.................
                                ---------     ---     ----------    ----
          Total...............                100%    $              100%
                                =========     ===     ==========    ====

     The foregoing discussion and table assume no exercise of outstanding debentures, options and warrants to purchase our common stock other than the conversion of $262,500 of the 8.5% convertible subordinated debentures to occur upon completion of this offering. As at May 15, 1999, there were issuable:

     - 327,787 shares of common stock issuable upon exercise of the 8.5% convertible subordinated debentures, assuming conversion of 117,500 shares in this offering;

     - 2,207,858 shares of common stock issuable upon exercise of outstanding options, with a weighted average exercise price of $3.06 per share;

     - 70,500 shares of common stock issuable upon exercise of outstanding options, with an exercise price of the per share price of this offering;

     - 108,302 shares of common stock issuable upon exercise of outstanding warrants, with a weighted average exercise price of $1.35 per share;

     - 355,404 shares of common stock reserved for future issuance under our 1994 and 1997 stock option plans; and

     - 394,800 shares of common stock reserved for future issuance under our 1999 employee stock purchase plan.

To the extent these dilutive securities are exercised or converted, new investors will experience further dilution.

                                DIVIDEND POLICY

     We have never paid any cash dividends. We currently intend to retain earnings, if any, to fund the development and growth of our business and do not anticipate declaring or paying cash dividends in the foreseeable future. Our credit facility does not permit the payment of cash dividends. Our board of directors will decide whether to pay future dividends, if any, at its discretion taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     You should read the following selected consolidated financial data in conjunction with our financial statements and related notes and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The following table contains our selected consolidated financial data for the years ended September 30, 1994 and 1995 derived from audited consolidated financial statements, which are not included in this prospectus. The selected consolidated financial data for the year ended September 30, 1996, the three months ended December 31, 1996, when we changed our fiscal year-end to December 31, and the years ended December 31, 1997 and 1998 are derived from our audited consolidated financial statements, which are included elsewhere in this prospectus. The selected consolidated financial data for the year ended December 31, 1996 are derived from unaudited financial statements, which are not included in this prospectus. The selected financial data for the three months ended March 31, 1998 and 1999 are derived from unaudited financial statements, which are included elsewhere in this prospectus. The unaudited consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for those periods.

                                                                      THREE                                     THREE MONTHS
                                                                      MONTHS                                        ENDED
                                        YEAR ENDED SEPTEMBER 30,      ENDED       YEAR ENDED DECEMBER 31,         MARCH 31,
                                       ---------------------------   DEC. 31,   ---------------------------   -----------------
                                        1994      1995      1996       1996      1996      1997      1998      1998      1999
                                       -------   -------   -------   --------   -------   -------   -------   -------   -------
     STATEMENTS OF CONSOLIDATED                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
          OPERATIONS DATA:
Sales................................  $63,051   $74,005   $81,144   $16,448    $82,715   $88,783   $89,006   $20,776   $32,026
Cost of goods sold...................   39,565    49,803    56,761    11,020     57,057    57,321    55,146    13,148    19,567
                                       -------   -------   -------   -------    -------   -------   -------   -------   -------
Gross profit.........................   23,486    24,202    24,383     5,428     25,658    31,462    33,860     7,628    12,459
Operating expenses:
 Sales and marketing.................   10,749    11,341    15,218     2,814     15,405    15,890    16,250     4,145     5,616
 General and administrative..........    6,439     7,659     8,552     1,983      8,156     9,350    10,211     2,290     3,018
 Research and development............    1,347     1,404     1,448       292      1,372     1,576     1,876       404       501
                                       -------   -------   -------   -------    -------   -------   -------   -------   -------
   Total operating expenses..........   18,535    20,404    25,218     5,089     24,933    26,816    28,337     6,839     9,135
                                       -------   -------   -------   -------    -------   -------   -------   -------   -------
Operating income (loss)..............    4,951     3,798      (835)      339        725     4,646     5,523       789     3,324
Interest and other expense, net......    1,689     1,660     2,193       377      2,064     2,055     1,501       357       431
                                       -------   -------   -------   -------    -------   -------   -------   -------   -------
Income (loss) before tax.............    3,262     2,138    (3,028)      (38)    (1,339)    2,591     4,022       432     2,893
Income tax expense (benefit).........   (1,594)      598    (1,025)      (19)      (407)      959     1,717       174     1,091
                                       -------   -------   -------   -------    -------   -------   -------   -------   -------
Net income (loss)....................  $ 4,856   $ 1,540   $(2,003)  $   (19)      (932)  $ 1,632   $ 2,305   $   258   $ 1,802
                                       =======   =======   =======   =======    =======   =======   =======   =======   =======
Net income (loss) per share:
 Basic...............................  $  1.70   $  0.44   $ (0.45)  $ (0.01)   $ (0.21)  $  0.34   $  0.48   $  0.05   $  0.37
                                       =======   =======   =======   =======    =======   =======   =======   =======   =======
 Diluted.............................  $  1.68   $  0.42   $ (0.45)  $ (0.01)   $ (0.21)  $  0.28   $  0.37   $  0.05   $  0.27
                                       =======   =======   =======   =======    =======   =======   =======   =======   =======
Shares used to calculate net income
 (loss) per share:
 Basic...............................    2,862     3,526     4,416     4,803      4,496     4,811     4,822     4,822     4,822
                                       =======   =======   =======   =======    =======   =======   =======   =======   =======
 Diluted.............................    2,895     3,707     4,416     4,803      4,496     6,179     6,453     6,258     6,846
                                       =======   =======   =======   =======    =======   =======   =======   =======   =======

                                              SEPTEMBER 30,                            DECEMBER 31,               MARCH 31,
                                       ---------------------------              ---------------------------   -----------------
                                        1994      1995      1996                 1996      1997      1998      1998      1999
                                       -------   -------   -------              -------   -------   -------   -------   -------
CONSOLIDATED BALANCE SHEET DATA:             (IN THOUSANDS)                                     (IN THOUSANDS)
Working capital......................  $ 7,407   $12,560   $11,063              $12,369   $ 9,592   $13,488   $11,014   $15,590
Total assets.........................   22,905    29,848    34,423               31,420    29,234    37,307    34,168    44,703
Long-term debt and capital lease
 obligations.........................   10,829    15,352    16,033               16,720    12,230    14,292    13,160    14,654
Total liabilities....................   22,700    28,054    33,644               30,629    26,766    32,369    31,436    38,054
Shareholders' equity.................      205     1,794       779                  791     2,463     4,907     2,730     6,632

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus.

OVERVIEW

     HISTORY

     We are a leading designer, manufacturer and distributor of high-performance car audio systems for the worldwide car audio aftermarket. Rockford was incorporated in 1980 to continue a high-performance car audio business founded in 1973 by car audio enthusiast Jim Fosgate. While Rockford developed a reputation for technical excellence, in the early 1990s, Rockford's financial performance deteriorated for a variety of reasons. Inefficient management and manufacturing resulted in high and volatile costs, excessive inventory, obsolete materials and finished goods, and significant delays in new product development and delivery. In addition, Rockford had begun to diversify into home and professional audio products. This diversification initially failed to enhance Rockford's competitive position, adversely impacted financial performance and distracted management away from its core business.

     Beginning in 1992, Rockford recruited a new management team, including Gary Suttle, our President and Chief Executive Officer. Mr. Suttle and his new management team:

     - hired a number of experienced senior executives and mid-level managers;

     - focused on profitability by establishing and implementing specific financial objectives through improved business processes and sophisticated management information systems;

     - substantially increased new product introductions without a significant increase in design staff;

     - implemented new sourcing and manufacturing strategies, reducing product development time-to-market from up to 24 months to approximately six to nine months;

     - implemented a more focused advertising and marketing strategy to further enhance the Rockford Fosgate and Hafler brand images; and

     - discontinued or redesigned a number of unprofitable and marginally profitable product lines.

Primarily as a result of these initiatives, Rockford regained profitability in the fiscal year ended September 30, 1994. For the fiscal years ended September 30, 1995 and 1996, we experienced decreases in both operating and net income. These decreases were primarily related to warranty costs resulting from product quality issues and investments in our infrastructure, including (1) the reengineering of our speaker facility, (2) our system conversion to Oracle applications and databases and (3) investments in personnel. In addition, for the year ended September 30, 1996, sales and marketing expenses increased significantly primarily due to (1) increased promotional expenses, (2) an increase in bad debt expenses and (3) higher commissions resulting from increased sales volume. Beginning in 1997, we began to realize the benefits of our investments in our infrastructure, resulting in subsequent increases in both operating and net income. We believe that we have the people, processes and systems in place to enable us to continue to grow profitably.

     BUSINESS

     We generate a substantial portion of our sales from our car audio products. We recognize revenues from sales when we ship products to the distributor or dealer. Sales are reported net of discounts and returns. Related expenses, such as commissions, bonuses, cooperative advertising allowances to dealers and other program expenses, warranty expenses and bad debt expenses, are accrued when the related sales are recognized. We have no significant obligations subsequent to shipment, as we do not install our products, and returns have not been significant to date.

     In the U.S., we sell our car audio products using commissioned independent sales representative firms who are supported by our employee regional managers. Internationally, we sell products through a majority owned subsidiary in Japan, in over 60 other countries through distributors and, since the beginning of 1999, through commissioned independent sales representatives in Canada and Germany. Unlike in the U.S., we have established relationships with distributors in certain international markets who purchase our products and resell them to retailers.

     During the last three years, a substantial portion of our sales were derived from customers located outside of the U.S., and we believe that our continued growth and profitability will require further expansion in international markets.

     In 1999, we launched our distribution program with Best Buy. Including its $4.4 million initial purchase of our products to stock its distribution channel, Best Buy accounted for 25.6% of our sales for the three months ended March 31, 1999. We anticipate that Best Buy will continue to account for a significant portion of our sales for the foreseeable future.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, selected consolidated statements of operations data expressed as a percentage of sales:

                                                                              THREE MONTHS
                                                                                 ENDED
                                                  YEAR ENDED DECEMBER 31,      MARCH 31,
                                                  -----------------------    --------------
                                                  1996     1997     1998     1998     1999
                                                  -----    -----    -----    -----    -----
Sales...........................................  100.0%   100.0%   100.0%   100.0%   100.0%
Cost of goods sold..............................   69.0     64.6     62.0     63.3     61.1
                                                  -----    -----    -----    -----    -----
Gross profit....................................   31.0     35.4     38.0     36.7     38.9
Operating expenses:
  Sales and marketing...........................   18.6     17.9     18.2     20.0     17.5
  General and administrative....................    9.9     10.5     11.5     11.0      9.4
  Research and development......................    1.6      1.8      2.1      1.9      1.6
                                                  -----    -----    -----    -----    -----
     Total operating expenses...................   30.1     30.2     31.8     32.9     28.5
                                                  -----    -----    -----    -----    -----
Operating income................................    0.9      5.2      6.2      3.8     10.4
Interest and other expense, net.................    2.5      2.3      1.7      1.7      1.4
                                                  -----    -----    -----    -----    -----
Income (loss) before tax........................   (1.6)     2.9      4.5      2.1      9.0
Income tax expense (benefit)....................   (0.5)     1.1      1.9      0.9      3.4
                                                  -----    -----    -----    -----    -----
Net income (loss)...............................   (1.1)%    1.8%     2.6%     1.2%     5.6%
                                                  =====    =====    =====    =====    =====

     Cost of goods sold primarily consists of raw materials, direct labor and manufacturing costs associated with production of our products as well as warranty, warehousing and customer service expenses. Sales and marketing expenses primarily consist of salaries, sales commissions and costs of advertising, trade shows, distributor and sales representative conferences and freight. General and administrative expenses primarily consist of salaries, facilities and other costs of our accounting, finance, management information systems, administrative and executive departments, as well as legal, accounting and other professional fees and expenses associated with the business. Research and development expenses primarily consist of salaries associated with our research and development personnel.

     In the following discussion, certain increases or decreases may differ due to rounding.

THREE MONTHS ENDED MARCH 31, 1999 COMPARED TO THREE MONTHS ENDED MARCH 31, 1998

     Sales. Sales increased by $11.3 million, or 54.1%, to $32.0 million for the three months ended March 31, 1999 from $20.8 million for the three months ended March 31, 1998. The increase in sales was primarily attributable to our initial sales to Best Buy. Including Best Buy's $4.4 million initial purchase of our products to stock its distribution channel, Best Buy accounted for $8.2 million, or 25.6%, of our sales for the three months ended March 31, 1999. In addition, sales to car audio specialty dealers increased by $1.9 million, or 10.8%, to $19.6 million for the three months ended March 31, 1999 from $17.7 million for the three months ended March 31, 1998.

     U.S. sales increased by $11.1 million, or 67.5%, to $27.6 million for the three months ended March 31, 1999 from $16.5 million for the three months ended March 31, 1998. International sales increased by $0.1 million, or 2.5%, to $4.4 million for the three months ended March 31, 1999 from $4.3 million for the three months ended March 31, 1998. A decrease in sales to certain countries in Latin America was offset by increased sales in other international regions.

     Cost of Goods Sold. Cost of goods sold increased by $6.4 million, or 48.8%, to $19.6 million for the three months ended March 31, 1999 from $13.1 million for the three months ended March 31, 1998. Substantially all of the increase was due to increased sales. As a percent of sales, cost of goods sold decreased to 61.1% for the three months ended March 31, 1999 from 63.3% for the three months ended March 31, 1998. The primary reasons for the decrease as a percent of sales included (1) improvement in global sourcing of raw materials,
(2) leveraging of fixed overhead due to increased production volume, (3) ongoing production process improvements and (4) shifting of sales away from lower margin source units.

     Sales and Marketing Expenses. Sales and marketing expenses increased by $1.5 million, or 35.5%, to $5.6 million for the three months ended March 31, 1999 from $4.1 million for the three months ended March 31, 1998. The increase was primarily related to increased sales commissions as a direct result of higher U.S. sales. As a percent of sales, these expenses decreased to 17.5% for the three months ended March 31, 1999 from 20.0% for the three months ended March 31, 1998. The decrease as a percent of sales was primarily due to the fixed nature of a portion of these expenses which do not fluctuate with sales.

     General and Administrative Expenses. General and administrative expenses increased by $0.7 million, or 31.8%, to $3.0 million for the three months ended March 31, 1999 from $2.3 million for the three months ended March 31, 1998. The primary reason for the increase was an increase in our financial performance-based employee incentive program. As a percent of sales, these expenses decreased to 9.4% for the three months ended March 31, 1999 from 11.0% for the three months ended March 31, 1998. The decrease as a percent of sales was primarily due to the fixed nature of a portion of these expenses which do not fluctuate with sales.

     Research and Development Expenses. Research and development expenses increased by $0.1 million, or 24.0%, to $0.5 million for the three months ended March 31, 1999 from $0.4 million for the three months ended March 31, 1998. As a percent of sales, these expenses decreased to 1.6% for the three months ended March 31, 1999 from 1.9% for the three months ended March 31, 1998.

     Operating Income. Operating income increased by $2.5 million, or 321.3%, to $3.3 million for the three months ended March 31, 1999 from $0.8 million for the three months ended March 31, 1998. This increase was primarily attributable to our initial sales to Best Buy. As a percent of sales, operating income increased to 10.4% for the three months ending March 31, 1999 from 3.8% for the three months ended March 31, 1998. The primary reasons for this increase are mentioned above.

     Interest and Other Expense, Net. Interest and other expense, net primarily consists of interest expense. These expenses remained level at $0.4 million for the three months ended March 31, 1999 and for the three months ended March 31, 1998. Interest expense was similar for both periods due to relatively constant levels of debt and interest rates.

     Income Tax Expense (Benefit). Income tax expense increased by $0.9 million to $1.1 million for the three months ended March 31, 1999 from $0.2 million for the three months ended March 31, 1998. The effective income tax rates were 37.8% for the three months ended March 31, 1999 and 40.5% for the three months ended March 31, 1998. The primary reason for the higher effective tax rate for the three months ended March 31, 1998 was the impact of relatively fixed, non-deductible items for income tax accounting purposes on a much lower amount of net income.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

     Sales. Sales increased by $0.2 million, or 0.3%, to $89.0 million for 1998 from $88.8 million for 1997. U.S. sales increased by $5.8 million, or 8.9%, to $71.4 million for 1998 from $65.6 million for 1997. International sales decreased by $5.6 million, or 24.2%, to $17.6 million for 1998 from $23.2 million for 1997. Increased sales in the U.S. were offset by lower sales in Latin America and Asia due to economic instability in those regions.

     Cost of Goods Sold. Cost of goods sold decreased by $2.2 million, or 3.8%, to $55.1 million for 1998 from $57.3 million for 1997. Cost of goods sold as a percent of sales decreased to 62.0% for 1998 from 64.6% for 1997. The primary reasons for the decrease as a percent of sales included (1) improvement in global sourcing of raw materials, (2) leveraging of fixed overhead due to increased production volume as we prepared for initial shipments to Best Buy,
(3) ongoing production process improvements and (4) shifting of sales away from lower margin source units.

     Sales and Marketing Expenses. Sales and marketing expenses increased by $0.4 million, or 2.3%, to $16.3 million for 1998 from $15.9 million for 1997. The increase was primarily related to increased sales commissions as a direct result of higher U.S. sales. As a percent of sales, these expenses increased to 18.2% for 1998 from 17.9% for 1997.

     General and Administrative Expenses. General and administrative expenses increased by $0.9 million, or 9.2%, to $10.2 million for 1998 from $9.4 million for 1997. This increase was primarily due to the write-off of a $0.4 million note from our German distributor in 1998 following the distributor's change in ownership. As a percent of sales, these expenses increased to 11.5% for 1998 from 10.5% for 1997.

     Research and Development Expenses. Research and development expenses increased by $0.3 million, or 19.0%, to $1.9 million for 1998 from $1.6 million for 1997. This increase primarily related to increased personnel and product certification costs. As a percent of sales, these expenses increased to 2.1% for 1998 from 1.8% for 1997.

     Operating Income. Operating income increased by $0.9 million, or 18.9%, to $5.5 million for 1998 from $4.6 million for 1997. As a percent of sales, operating income increased to

6.2% for 1998 from 5.2% for 1997. The primary reasons for these increases are mentioned above.

     Interest and Other Expense, Net. Interest and other expense, net decreased by $0.6 million, or 27.0%, to $1.5 million for 1998 from $2.1 million for 1997. This decrease primarily related to a decrease in interest expense resulting from our June 1997 change in lenders, consolidation of various debt instruments and lower overall effective interest rates, the impact of which was fully realized in 1998.

     Income Tax Expense (Benefit). Income tax expense increased by $0.8 million to $1.7 million for 1998 from $1.0 million for 1997. Our effective income tax rates were 42.5% in 1998 and 37.0% in 1997. The primary reason for the higher effective rate in 1998 was higher effective foreign tax rates coupled with a higher than expected credit for certain foreign sales in 1997 made through our foreign sales corporation.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

     Sales. Sales increased by $6.1 million, or 7.3%, to $88.8 million for 1997 from $82.7 million for 1996. Substantially all of the increase in sales was due to increased sales. U.S. sales increased by $6.0 million, or 10.1%, to $65.6 million for 1997 from $59.6 million for 1996. International sales remained relatively unchanged at $23.2 million for 1997 and $23.1 million for 1996. However, within the international regions, sales increased in Asia and Latin America, which were offset by a decrease in sales to customers in Europe.

     Cost of Goods Sold. Cost of goods sold increased by $0.3 million, or 0.5%, to $57.3 million for 1997 from $57.1 million for 1996. Substantially all of the increase was due to increased sales. Cost of goods sold as a percent of sales decreased to 64.6% for 1997 from 69.0% for 1996. The primary reasons for the decrease as a percent of sales included (1) improvement in global sourcing of raw materials, (2) leveraging of fixed overhead due to increased production volume, (3) ongoing production process improvements and (4) shifting of sales away from lower margin source units.

     Sales and Marketing Expense. Sales and marketing expenses increased by $0.5 million, or 3.1%, to $15.9 million for 1997 from $15.4 million for 1996. The increase was primarily related to increased sales commissions as a direct result of higher U.S. sales. As a percent of sales, these expenses decreased to 17.9% for 1997 from 18.6% for 1996.

     General and Administrative Expenses. General and administrative expenses increased by $1.2 million, or 14.6%, to $9.4 million for 1997 from $8.2 million for 1996. The primary reason for the increase was costs related to our financial performance-based employee incentive program, which had no payouts in 1996. As a percent of sales, these expenses increased to 10.5% for 1997 from 9.9% for 1996.

     Research and Development Expenses. Research and development expenses increased by $0.2 million, or 14.9%, to $1.6 million for 1997 from $1.4 million for 1996. This increase was primarily related to increased personnel and product certification costs. As a percent of sales, these expenses increased to 1.8% for 1997 from 1.6% for 1996.

     Operating Income. Operating income increased by $3.9 million, or 540.8%, to $4.6 million for 1997 from $0.7 million for 1996. As a percent of sales, operating income increased to 5.2% for 1997 from 0.9% for 1996. The primary reasons for these increases are mentioned above.

     Interest and Other Expense, Net. Interest and other expense, net remained flat at $2.1 million for both 1997 and 1996.

     Income Tax Expense (Benefit). Income tax expense increased by $1.4 million for 1997 to $1.0 million from an income tax benefit of $0.4 million in 1996. Our effective tax rates were 37.0% in 1997 and 30.4% in 1996. The lower effective tax rate in 1996 was due to the absence of a tax benefit for the portion of the 1996 loss relating to state taxes.

QUARTERLY RESULTS OF OPERATIONS

     Our sales on a quarterly basis reflect the seasonality of the car audio aftermarket business. Sales are generally greater during the second and third quarters of each calendar year and lower during the first and fourth quarters, with our lowest sales typically occurring during the fourth quarter. During the first quarter of 1999, we launched our distribution program with Best Buy. Including Best Buy's $4.4 million initial purchase of our products to stock its distribution channel, Best Buy accounted for 25.6% of our sales in the three months ended March 31, 1999.

     The following tables set forth selected consolidated quarterly statements of operations data that were derived from unaudited financial statements for each of the nine quarters ended March 31, 1999, as well as such data expressed as a percent of sales for the periods indicated. We believe these unaudited financial results were prepared on a basis consistent with our audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of our consolidated results of operations for those periods. The results of operations for any quarter are not necessarily indicative of the results of any future period.

                   CONSOLIDATED STATEMENTS OF OPERATIONS DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                        THREE MONTHS ENDED
                                 ------------------------------------------------------------------------------------------------
                                 MAR. 31,   JUN. 30,   SEP. 30,   DEC. 31,   MAR. 31,   JUN. 30,   SEP. 30,   DEC. 31,   MAR. 31,
                                   1997       1997       1997       1997       1998       1998       1998       1998       1999
                                 --------   --------   --------   --------   --------   --------   --------   --------   --------
Sales..........................  $22,523    $26,789    $21,862    $17,609    $20,776    $25,881    $23,019    $19,330    $32,026
Cost of goods sold.............   14,115     17,007     14,481     11,718     13,148     15,635     13,693     12,670     19,567
                                 -------    -------    -------    -------    -------    -------    -------    -------    -------
Gross profit...................    8,408      9,782      7,381      5,891      7,628     10,246      9,326      6,660     12,459
Operating expenses:
  Sales and marketing..........    4,129      4,467      4,216      3,078      4,145      4,686      4,431      2,988      5,616
  General and administrative...    2,346      2,764      1,965      2,275      2,290      2,769      2,495      2,657      3,018
  Research and development.....      333        413        409        421        404        466        498        508        501
                                 -------    -------    -------    -------    -------    -------    -------    -------    -------
        Total operating
          expenses.............    6,808      7,644      6,590      5,774      6,839      7,921      7,424      6,153      9,135
                                 -------    -------    -------    -------    -------    -------    -------    -------    -------
Operating income...............    1,600      2,138        791        117        789      2,325      1,902        507      3,324
Interest and other expense,
  net..........................      454        469        548        584        357        400        619        125        431
                                 -------    -------    -------    -------    -------    -------    -------    -------    -------
Income (loss) before tax.......    1,146      1,669        243       (467)       432      1,925      1,283        382      2,893
Income tax expense (benefit)...      424        618         90       (173)       174        832        548        163      1,091
                                 -------    -------    -------    -------    -------    -------    -------    -------    -------
Net income (loss)..............  $   722    $ 1,051    $   153    $  (294)   $   258    $ 1,093    $   735    $   219    $ 1,802
                                 =======    =======    =======    =======    =======    =======    =======    =======    =======
Net income (loss) per share:
  Basic........................  $  0.15    $  0.22    $  0.03    $ (0.06)   $  0.05    $  0.23    $  0.15    $  0.05    $  0.37
                                 =======    =======    =======    =======    =======    =======    =======    =======    =======
  Diluted......................  $  0.12    $  0.18    $  0.03    $ (0.06)   $  0.05    $  0.17    $  0.12    $  0.04    $  0.27
                                 =======    =======    =======    =======    =======    =======    =======    =======    =======
Shares used to calculate net
  income (loss) per share:
  Basic........................    4,804      4,804      4,812      4,822      4,822      4,822      4,822      4,822      4,822
                                 =======    =======    =======    =======    =======    =======    =======    =======    =======
  Diluted......................    6,093      6,093      6,185      4,822      6,258      6,511      6,614      6,678      6,846
                                 =======    =======    =======    =======    =======    =======    =======    =======    =======

                                                           PERCENT OF SALES FOR THE THREE MONTHS ENDED
                                 ------------------------------------------------------------------------------------------------
                                 MAR. 31,   JUN. 30,   SEP. 30,   DEC. 31,   MAR. 31,   JUN. 30,   SEP. 30,   DEC. 31,   MAR. 31,
                                   1997       1997       1997       1997       1998       1998       1998       1998       1999
                                 --------   --------   --------   --------   --------   --------   --------   --------   --------
Sales..........................    100.0%     100.0%     100.0%     100.0%     100.0%     100.0%     100.0%     100.0%     100.0%
Cost of goods sold.............     62.7       63.5       66.2       66.6       63.3       60.4       59.5       65.6       61.1
                                 -------    -------    -------    -------    -------    -------    -------    -------    -------
Gross profit...................     37.3       36.5       33.8       33.4       36.7       39.6       40.5       34.4       38.9
Operating expenses:
  Sales and marketing..........     18.3       16.7       19.3       17.5       20.0       18.1       19.2       15.5       17.5
  General and administrative...     10.4       10.3        9.0       12.9       11.0       10.7       10.8       13.7        9.4
  Research and development.....      1.5        1.5        1.9        2.4        1.9        1.8        2.2        2.6        1.6
                                 -------    -------    -------    -------    -------    -------    -------    -------    -------
        Total operating
          expenses.............     30.2       28.5       30.2       32.8       32.9       30.6       32.2       31.8       28.5
                                 -------    -------    -------    -------    -------    -------    -------    -------    -------
Operating income...............      7.1        8.0        3.6        0.6        3.8        9.0        8.3        2.6       10.4
Interest and other expense,
  net..........................      2.0        1.8        2.5        3.3        1.7        1.6        2.7        0.6        1.4
                                 -------    -------    -------    -------    -------    -------    -------    -------    -------
Income (loss) before tax.......      5.1        6.2        1.1       (2.7)       2.1        7.4        5.6        2.0        9.0
Income tax expense (benefit)...      1.9        2.3        0.4       (1.0)       0.9        3.2        2.4        0.9        3.4
                                 -------    -------    -------    -------    -------    -------    -------    -------    -------
Net income (loss)..............      3.2%       3.9%       0.7%      (1.7)%      1.2%       4.2%       3.2%       1.1%       5.6%
                                 =======    =======    =======    =======    =======    =======    =======    =======    =======

LIQUIDITY AND CAPITAL RESOURCES

     Since 1995, we have financed our business primarily using cash flows from operations, borrowings from shareholders and bank borrowings. We had working capital of $15.6 million at March 31, 1999, compared with $13.5 million at December 31, 1998. At March 31, 1999, we maintained minimal cash and cash equivalent balances.

     We currently have a $20.0 million credit facility which consists of a revolving line-of-credit, a term loan and an equipment financing arrangement. The revolving line-of-credit has a blended variable interest rate per annum of LIBOR plus 300 basis points and prime plus 75 basis points. The term loan has a fixed interest rate of 10.67% per annum. The equipment financing arrangement has, at our option three days prior to the time used, a fixed interest rate per annum based on five-year U.S. Treasury Notes plus 425 basis points or a variable interest rate per annum based on the bank's base rate plus 125 basis points. To date, we have not used this equipment financing arrangement. As at March 31, 1999, the credit facility had a combined interest rate of 8.35% per annum. The credit facility matures on June 20, 2001.

     We also have a $2.0 million capital lease credit facility under which leases can be funded up until September 30, 1999. We use the capital lease credit facility for the purchase of capital equipment under agreements structured as three-year capital lease obligations. As at March 31, 1999, the capital lease credit facility had an outstanding balance of $1.1 million.

     Net cash provided by (used in) operating activities was negligible for 1998, $6.5 million for 1997 and ($0.2) million for 1996. Net cash provided by (used in) operating activities was $0.8 million for the three months ended March 31, 1999 and ($0.3) million for the three months ended March 31, 1998. In recent periods, our working capital requirements have offset cash provided by net income plus depreciation, resulting in low cash flows from operating activities. The primary contributing factor to the growth in our working capital requirements has been the effect of adding Best Buy as a customer, which has increased our inventory levels and accounts receivable.

     Net cash used in investing activities was $1.3 million for 1998, $2.1 million for 1997 and $1.8 million for 1996. Net cash used in investing activities was $0.7 million for the three months ended March 31, 1999 and $0.3 million for the three months ended March 31, 1998. Net cash used in investing activities was primarily related to purchases of property and equipment.

     Net cash provided by (used in) financing activities was $1.3 million for 1998, ($4.4) million for 1997 and $2.3 million for 1996. Net cash provided by (used in) financing activities was ($0.1) million for the three months ended March 31, 1999 and $0.7 million for the three months ended March 31, 1998. Net cash provided by (used in) financing activities was primarily related to borrowings and repayments of our credit facilities and other debt obligations, including repayments of various senior notes and other debt obligations during 1997, at the time our $20.0 million credit facility was established.

     We may pursue acquisitions of businesses, products or technologies that could complement or expand our business and product offerings. Any material acquisition could result in an increase in our working capital requirements depending on the amount, timing and nature of the consideration to be paid.

     We believe that the net proceeds to be received by us from this offering, together with potential cash flows from operations, will be sufficient to meet our anticipated cash needs for working capital, capital expenditures and other activities for at least the next twelve months. Thereafter, if current sources are not sufficient to meet our needs, we may seek additional equity or debt financing. In addition, any material acquisition of complementary businesses, products or technologies could require us to obtain additional equity or debt financing. There

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

can be no assurance that such additional financing would be available on acceptable terms, if at all.

IMPACT OF THE YEAR 2000

     Readiness. We use and rely on a variety of information technologies, computer systems and scientific and manufacturing equipment containing computer-related components, such as programmable logic controllers and other embedded systems. We have a Year 2000 project to address the impact of Year 2000 issues on our computer systems and scientific and manufacturing equipment and the readiness of our critical third parties. Our Year 2000 project is designed to:

     - take inventory of and prioritize business critical systems;

     - analyze each system's Year 2000 compliance;

     - undertake remedial activities, including repairing or replacing identified systems;

     - test the effectiveness of any remedial activities;

     - identify and analyze compliance of critical third parties that provide goods and services to us; and

     - develop contingency plans, if internal or external systems fail.

We believe that approximately 90% of our Year 2000 compliance work is complete with the remaining work scheduled for completion by the end of the third quarter of 1999.

     Information and Operation Systems. To date, we have completed an inventory, compliance analysis and testing of business critical financial, information and operational systems, including manufacturing control systems. Testing of business critical application programs began in the first quarter of 1994, and was completed during the second quarter of 1997. Remedial activities vary by department. However, on average, remedial activities are approximately 95% complete.

     Third Party Year 2000 Compliance. We are surveying Year 2000 compliance of our key financial institutions, suppliers, vendors, research partners, governmental entities and customers. If any of these third parties experience Year 2000 failures, their failures could impair our ability to process transactions, manufacture products or engage in similar normal business activities. While some of these risks are outside our control, we have instituted programs, including internal records reviews and use of external questionnaires, to identify key third parties, assess their level of Year 2000 compliance, update contracts and address any non-compliance issues. We have completed approximately 85% of these activities with the remaining activities scheduled for completion by the end of the third quarter of 1999.

     Costs. To date, we have not incurred any material costs in identifying or evaluating Year 2000 compliance issues. The total costs of the Year 2000 systems assessments and conversions are currently funded through cash flows from operating activities and we are expensing these costs as they are incurred. Most of our expenses have related to, and are expected to continue to relate to, the operating costs associated with time spent by employees in the evaluation process and Year 2000 compliance matters in general. A substantial portion of such costs has already been incurred and we do not anticipate significant future costs with respect to the remaining efforts. To date, we have not deferred any information technology initiatives as a result of our Year 2000 project.

     Risks. We believe that the risk that our computer systems and manufacturing equipment are not Year 2000 compliant is minimal. Third-party goods or services incorporated into our products may need to be revised or replaced, which could be time consuming and expensive. Our inability to fix any such compliance problems on a timely basis could result in lost sales, increased operating costs and other business interruptions, any of which could have a material adverse effect on our business, financial condition and results of operations. In addition, governmental agencies, utility companies, third-party service providers and others outside our control may not be Year 2000 compliant and their failures could result in an internal failure beyond our control, which could have a material adverse effect on our business, financial condition and results of operations.

     Contingency Plan. We are engaged in an ongoing Year 2000 assessment and have not developed any contingency plans over and above our normal business operation contingency plans. We will take into account the results of our Year 2000 simulation testing and the results of our third-party surveys in determining the need for, and nature and extent of, any contingency plans. Our inability to correct a significant Year 2000 problem, if one develops, could result in an interruption in, or a failure of, certain of our normal business activities or operations. Any material Year 2000 problem could require us to incur significant unanticipated expenses to remedy and could divert our management's time and attention, either of which could have a material adverse effect on our business, financial condition and results of operations.

                                    BUSINESS

OUR BUSINESS

     We are a leading designer, manufacturer and distributor of high-performance car audio systems for the worldwide car audio aftermarket. Our car audio products include technologically advanced amplifiers, speakers, source units and accessories marketed under our Rockford Fosgate brand name. We also sell professional audio products under our Hafler brand name.

     Rockford Fosgate is one of the world's premier high-performance car audio brands. For nearly 20 years, Rockford Fosgate has been the brand of choice among our core Generation Y consumers, particularly 16-24 year old males. We believe our core consumers perceive our Rockford Fosgate brand as the "coolest" car audio brand. Our core consumers are extremely, almost fanatically, loyal to our Rockford Fosgate brand, and proudly display our logos on their cars, clothing and even their bodies.

     We devote significant resources to enhancing our brand image by using hard-hitting, "in your face" marketing combined with cutting-edge technology and innovation. We believe our efforts have generated loyalty among both our core consumers, who devote a significant portion of their time and disposable income to their car audio systems, and among our retailers, who use our brand, products and distinctive marketing programs to attract Generation Y and other consumers.

     We believe our ability to deliver innovative products to market quickly appeals to our core consumers' desire for distinctive "leading edge" products and powerful, high quality sound. To maintain and further enhance our unique heritage, we continue to develop new products that are reliable, durable, technologically advanced and designed to set industry standards in their product categories. Our Rockford Fosgate and Hafler products have won numerous consumer and industry awards. We are committed to maintaining our premier position in car and professional audio by working closely with distributors, retailers and consumers to satisfy their needs and preferences.

OUR INDUSTRY

     CAR AUDIO

     According to the Consumer Electronics Manufacturers' Association, CEMA, total worldwide factory sales of car audio products were approximately $14.7 billion in 1998, of which $6.3 billion represented aftermarket sales. Also, according to CEMA, total factory sales of car audio products in the U.S. were approximately $4.4 billion in 1998, of which approximately $1.9 billion represented aftermarket sales. The international car audio market is significantly larger, with estimated factory sales of car audio products of approximately $10.3 billion in 1998, of which $4.4 billion represented aftermarket sales.

     The U.S. car audio aftermarket industry is mature and highly fragmented with many companies competing for market share. Competition comes predominantly from specialty audio suppliers that generally compete in specific market niches on the basis of brand image, quality and technology, and large consumer electronics suppliers that offer car audio products as part of their broad consumer electronics lines. The larger specialty audio suppliers and consumer electronics suppliers have been increasing their market share at the expense of the smaller specialty audio suppliers, who often lack the capital and other resources necessary to satisfy the demands of retailers. As a result, industry consolidation is accelerating, with more efficient vendors capturing incremental market share and further leveraging costs.

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

     Car audio aftermarket products are typically distributed to consumers through the following channels:

     - Specialty dealers:  Retail stores specializing in car audio products;

     - Audio/video retailers: Retail stores specializing in car audio, home audio and video products;

     - Consumer electronics retailers: National consumer electronics chains, such as Best Buy and Circuit City;

     - Catalog merchants:  Mail order retailers, such as Crutchfield;

     - Mass merchants: National mass merchandisers, such as K-Mart, Target and Wal-Mart; and

     - Automotive retailers:  Auto parts retailers, such as AutoZone and Pep
       Boys.

Historically, specialty dealers have dominated the retail distribution of car audio aftermarket products. Over the last several years, as a result of changing consumer buying patterns, the audio/video and consumer electronics retailers have been the fastest growing distribution channels for car audio products.

     PROFESSIONAL AUDIO

     The professional audio market is focused on consumers who use audio equipment in commercial applications. Professional audio products are used in recording studios, movie theaters, concert facilities, stadiums, traveling bands and broadcast studios. The professional audio market requires technical information to assist buyers in the sales process and has become increasingly price competitive. To reduce costs, many manufacturers have shifted to overseas component suppliers.

OUR CONSUMERS

     CAR AUDIO

     Historically, 16-24 year old males have been the primary consumers of high-end car audio aftermarket products. Generation Y consumers possess substantial disposable income and devote much of their time and money to their music and cars. They are part of Generation Y, the 10-24 year old age group that is one of the fastest growing segments of the U.S. population. According to U.S. Census Bureau, Generation Y is estimated to grow from 57.0 million in 1998 to
61.6 million in 2005. This growth rate would outpace the estimated general population growth by 56.7%.

     Today's 16-24 year old male consumers have an increasing preference for brand names, durability and high-performance products and are more knowledgeable about car audio products than prior generations. Consumer electronics retailers devote significant square footage to car audio products because they have found the category to be a very important traffic driver, particularly of Generation Y consumers.

     PROFESSIONAL AUDIO

     Our professional audio consumers are typically more technically oriented and drawn from a broader range of age groups. These consumers use our products primarily for commercial applications and in their professional activities.

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

OUR GROWTH STRATEGY

     Our goal is to design, produce and distribute the best engineered and most recognized and respected brands of high-performance car and professional audio products in the world. Each element of our strategy is intended to enhance and reinforce the global brand images of Rockford Fosgate and Hafler among consumers and retailers. Key elements of our growth strategy are to:

     Promote Our Unique Brand Image. We believe our core consumer, the Generation Y 16-24 year old male, perceives our brand as the "coolest" in the car audio product category. We intend to continue to enhance the Rockford Fosgate brand by projecting an image that appeals to consumers who appreciate brand authenticity and value. We believe that the combination of our hard-hitting advertising campaigns with our rugged and durable products has created worldwide recognition and loyalty among our core consumers. Many of our consumers proudly display our logos on their cars, clothing and even on their bodies. In addition, we believe demand for our brand and products provides retailers with a powerful tool to expand their customer base by generating increased foot traffic of Generation Y and other consumers.

     Introduce New and Innovative Products. We intend to take advantage of the strength of the Rockford Fosgate and Hafler brands by continuing to introduce new and innovative products. We believe our ability to quickly deliver innovative products to market appeals to consumers' desire for "leading edge" products and provides a significant competitive advantage. In recent years, this strategy has been effective both in launching our new products and increasing sales of our core products. For example, we recently introduced new source units and mid-range speakers for the Rockford Fosgate brand, and are developing home theater products under the Hafler brand.

     Develop a Second Brand. In response to requests from our retailers and international distributors, we intend to develop, internally or through acquisition, a second brand to be sold at lower price points than our current products. Consistent with our Rockford Fosgate and Hafler brand images, however, we expect that these products will continue to offer the highest performance and quality standards in their categories. We believe the addition of a second brand will help us enhance and expand our product offerings and increase our distribution capabilities.

     Expand Channels of Distribution. We believe our selective distribution increases brand loyalty, enhances retailers' profit margins and encourages retailers to carry a broad range of our products. We have recently increased our channels of distribution, focusing on some of the fastest growing and most efficient retailers in the U.S. and selected international markets. For example, in early 1999, we began distributing our car audio products through Best Buy, a leading consumer electronics and car audio retailer, with more than 300 stores in the U.S. Best Buy concentrates its in-store merchandising on a few high quality suppliers in each of its product categories and has committed substantial selling space and financial and operating resources to promote and sell our products. In addition, in August 1998, we began selling our products to Crutchfield, a leading car and home audio catalog retailer in the U.S., as well as continuing to sell through the Autobacs and Yellow Hat consumer electronics chains in Japan.

     Capitalize on International Opportunities. We believe that the Rockford Fosgate brand name is as widely recognized in many foreign countries as it is in the U.S. We intend to aggressively expand both Rockford Fosgate and Hafler in international markets. We currently sell our car audio products directly to retailers in Canada, Germany and Japan, and through independent distributors, to over 60 other countries. Unlike in the U.S., we have established relationships with distributors in certain international markets who purchase our products and resell them to retailers. Recently, we initiated a strategy of moving to a "one-step" distribution system in larger international markets by converting selected distributors into
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

independent sales representatives, allowing us to sell directly to retailers. We expect these measures to substantially increase our sales in these markets by allowing us to better compete through lower distribution costs and reduced prices to the consumer.

OUR PRODUCTS

     CAR AUDIO

     We offer a full line of high-performance car audio products. The following table provides examples of specific products within each of our product lines:

Amplifiers..............  Two channel amplifiers; multi-channel amplifiers; mono
                          (single channel) amplifiers; signal processors
Speakers................  Subwoofers; woofers; mid-range separates; full range or coaxial speakers; speaker enclosures; tweeters
Source Units............  AM/FM/CD players; compact disc changers
Accessories.............  Amplifier installation kits; power, ground and speaker wire;
                          RCA cables; connectors; adaptors; stiffening caps;
                          miscellaneous electrical components; installation
                          accessories; Punch Sport brand promotional materials and
                          clothing

     Amplifiers. Amplifiers increase the voltage and current coming from the source unit, providing more power than possible from a source unit alone. Amplifiers are essential for a high-performance car audio system and are typically not part of a standard factory installed system. We sell 21 different models of amplifiers under our Punch brand, with rated power from 100 to 1,100 watts and with minimum advertised prices ranging from $179.95 to $1,329.95. Our amplifiers provide 1, 2, 4 and 5 channel alternatives, giving consumers the ability to select an optimum configuration for their system. For specialized applications, we also sell stand-alone signal processors that accept input from a source unit, modify the signal to provide the consumer with enhanced performance and deliver the signal to one or more amplifiers.

     Speakers. Speakers accept a signal from a source unit or amplifier and translate it into sound. There are two categories of speakers: those eight inches or greater in diameter are considered subwoofers and are designed to play lower (bass) frequencies; and those less than eight inches in diameter are considered speakers and are designed for higher frequencies. Aftermarket speakers and subwoofers provide dramatically improved sound quality compared to most factory installed car audio systems and are often the single most important improvement consumers can make to their car audio sound system. We sell 88 different models of car audio speakers under our Punch brand with minimum advertised prices ranging from $59.95 to $549.95.

     Source Units. Source units are the control center for a car audio system. Typically mounted in the dash of the car, source units provide input signals, including AM/FM radio and compact disc players. Most of our units have the ability to control a CD changer. We sell three different models of source units under the Rockford Fosgate brand with minimum advertised prices ranging from $249.95 to $349.95. Additionally, we sell 8-disc CD changers with a minimum advertised price of $299.95.

     Accessories. We sell over 400 different types of accessories under the Connecting Punch brand, including amplifier installation kits, RCA cables and carpet/fabric/surface applications. We also sell promotional materials and clothing under the Punch Sport brand.

     Our Rockford Fosgate products have won numerous consumer and industry awards, including Autosound Grand Prix awards, Innovations awards at the Consumer Electronics Shows and European Car Audio Press awards.

     PROFESSIONAL AUDIO

     We sell professional audio amplifiers and speakers under the Hafler brand name. Suggested retail prices range from $569.00 to $2,200.00. Our professional audio products are used in recording studios, movie theaters, concert facilities, stadiums, traveling bands and broadcast studios. Due to manufacturing and technical similarities with the Rockford Fosgate brand, many processes and technologies are shared and developed across both brands. Our Hafler products have won awards from Pro Audio Review, Mix Magazine and Canadian Music-Music Week Magazine, as well as the EQ Award and Electronic Musician Editor's Choice Award.

RESEARCH AND DEVELOPMENT

     Research and development is a primary focus of our business because of the heavy demand by our core consumers for leading-edge products. We focus our research and development efforts primarily on enhancing current products and developing new products. Our efforts rely on concurrent engineering processes which involve a coordinated effort across multiple areas of our company. As at March 31, 1999, our research and development staff consisted of ten design engineers, as well as other support staff, dedicated to project development and who coordinate their efforts with (1) our sales group to identify features consistent with market requirements and our brand image, (2) our manufacturing staff to develop and build products more efficiently, (3) our product support staff to identify weaknesses in our existing products and to help re-design them and (4) our customers -- both at the retailer and consumer level -- to help us better understand their needs and preferences and incorporate them into our products.

     As a result of our efforts and our new sourcing and manufacturing strategies, we have reduced product development time-to-market from up to 24 months to an average of six to nine months, as compared to over twelve months for many of our competitors. Our objective is to introduce or reengineer approximately one-third of our product line annually. In 1998, more than 60% of our sales were generated from new or reengineered products.

     We devote substantial resources to creating a "technology shelf" that we can use to develop next-generation products and features. Our technology shelf provides a base of technologies and innovations that are available to our engineers for use in the product development process. As a result, we can readily respond to changing demand and effectively execute our marketing plans by introducing new products and by adding features to our existing products. Examples of product innovations that have been or are being developed from our technology shelf include powered speakers, remote bass and speaker controls, active cross-overs, circuit designs such as class BD amplifiers, mechanical components, cosmetics and materials improvements, and digital signal processing.

SALES, MARKETING AND DISTRIBUTION

     Our sales and marketing efforts are designed to enhance our brands by projecting an image that appeals to consumers who appreciate brand authenticity and value. We believe that the combination of our hard-hitting advertising campaigns with our rugged and durable product offerings has created worldwide recognition and loyalty among our core consumers.

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

     Our sales and marketing activities focus on:

     - making regular calls to dealers and providing them with demonstration products, point-of-purchase displays and other marketing materials;

     - initiating targeted advertising in periodicals read by our potential consumers;

     - training dealer installation personnel at our Rockford Technical Training Institute;

     - participating in rule making for, and providing technical and product support to, auto sound competitions; and

     - participating in related professional and consumer trade shows.

     Our corporate Web site, located at www.rockfordcorp.com, offers consumers and retailers reliable and comprehensive information about our product offerings and consumer services. Because our core consumers are among the most enthusiastic users of the Internet, we believe expanded Internet-based marketing will broaden our consumer reach, enhance our brand image and direct potential consumers to our retailers. Our Web site offers retailers, sales representatives and distributors an efficient method to track order status, accounts receivable and sales history and to access marketing and advertising materials. Consumers can currently purchase Punch Sport promotional materials and clothing from our corporate Web site. In addition, we intend to sell our upcoming Hafler home theater products over the Internet.

     CAR AUDIO DISTRIBUTION

     We currently sell our car audio products in the U.S. through a network of over 1,500 retail stores and 18 independent sales representative firms who identify, recruit and sell to dealers in their regions. Our representative firms, serviced by our three in-house regional managers, employ a total of approximately 60 field personnel who make regular calls on dealers in their region.

     Our U.S. distribution system is composed of specialty dealers, audio/video retailers, consumer electronics chains and catalog merchants. In early 1999, we launched our distribution program with Best Buy, one of the larger consumer electronics retailers. Best Buy sells our products in all of its more than 300 stores nationwide. Our expansion into Best Buy represents an evolution in our strategy to distribute through additional channels. We believe our expansion into Best Buy will:

     - further increase recognition of the Rockford Fosgate brand;

     - distribute our products to a more diverse set of consumers, including females and older males;

     - expand market share among our core consumers since many of them shop at Best Buy stores;

     - expand our sales into geographic markets where we currently have little presence; and

     - allow our specialty dealers to grow their sales by leveraging off Best Buy's advertising programs.

     We currently sell our car audio products in over 60 other countries through independent distributors and sales representatives. Selling through distributors has allowed us to expand into international markets while minimizing cultural differences and local marketing issues, such as warranty service. In Japan, we sell to independent distributors through our majority owned subsidiary.
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

     During 1999, we initiated a program to convert selected foreign markets to a "one-step" distribution system by switching to independent sales representatives, allowing us to sell directly to retailers. We expect this transition to substantially increase our penetration in these markets by lowering our distribution costs and reducing prices to the consumer. Because relatively high sales volumes are needed to justify the use of independent sales representatives, we anticipate converting some higher volume territories over time while continuing to distribute through distributors in smaller territories. To date, we have successfully completed the conversion to the one-step distribution system in Canada and Germany.

     PROFESSIONAL AUDIO DISTRIBUTION

     In the U.S., sales of professional audio products primarily are made through sales representatives to small specialty dealers and larger retail chains, such as Guitar Center and Sam Ash. Internationally, sales are primarily made through approximately 28 independent distributors in over 30 countries. We also plan to sell Hafler home theater products directly over the Internet in the future.

PRODUCT SUPPORT

     To maintain and enhance our relationships with retailers, we provide numerous support services, including product and installation training, sales training, technical and customer service support and advanced information systems, including an interactive Web site. Our Web site provides comprehensive and valuable information for dealers and distributors, including product schematics, ad layouts and logos. Our Rockford Technical Training Institute, one of the first and most advanced of its kind in our industry, trains over 700 retailer sales and installation personnel per year on our special methods and unique culture. In addition, our instructors and demonstration vehicles travel worldwide hosting dealer instruction seminars.

     Our products carry standard warranties against defects in material and workmanship, and we will either repair or replace any product that fails to meet this warranty. Repair services are available for products which are no longer covered under the original warranty. For our U.S. customers, we have in-house customer service, repair and technical support personnel who provide general company information, installation support, troubleshooting, and system design assistance. We provide a unique rapid factory direct repair program that repairs and ships products within 24 hours of receipt, reducing retailer and consumer inconvenience if our products fail to perform properly. For our international customers, our distributors provide customer service and warranty support.

MANUFACTURING

     We believe our efficient production, sourcing and distribution capabilities make us one of the preferred suppliers in the car audio aftermarket.

     We manufacture amplifiers, signal processors and various accessories at our facilities in Tempe, Arizona and mid-range speakers, woofers and subwoofers at our facility in Grand Rapids, Michigan. Third parties manufacture our source units, coaxial speakers and various components according to our design specifications. We use cellular manufacturing processes and just-in-time supply management in all our manufacturing facilities. We use advanced surface mount technology in our electronics manufacturing. Our flexible manufacturing and in-house engineering capabilities are a key part of our efforts to shorten lead times from concept to production, respond rapidly to changing demand and reduce our parts and raw materials inventory. Both of our facilities focus on continuous improvement, with quality control embedded in the manufacturing process. The result has been improved flexibility, increased efficiency and greatly improved cycle times.

     We recently shifted from purchasing parts and materials solely in the U.S. to purchasing from the best suppliers available to us worldwide. This global sourcing initiative was a critical shift in our raw materials strategy, allowing us to deliver high quality, low-cost goods that are competitive with those offered by our U.S. and international competitors.

COMPETITION

     Our markets are very competitive, highly fragmented, rapidly changing and characterized by price competition and, in the car audio market, rapid product obsolescence. Rockford competes in the car audio market on the basis of brand recognition, innovation and technology, quality and reliability, breadth of product line, distribution capabilities and price. Competition comes predominantly from two categories:

     - Specialty audio suppliers. These companies generally compete in specific market niches on the basis of brand image, quality and technology. However, many of these companies are undercapitalized, lack the buying power necessary to develop cost efficiencies and lack the infrastructure to efficiently source raw materials, manufacture components and systems, and distribute finished products.

     - Large consumer electronics companies. These companies offer car audio products as part of their broad consumer electronics lines. They have efficient operations but are volume-driven and generally do not respond as quickly to changing consumer preferences as do smaller specialty suppliers. Consumer perception of the quality of their products is often not as high, frequently resulting in lower brand image and profit margins. These companies tend to focus on the larger market segments, such as source units, and generally do not focus on the smaller market segments, such as amplifiers and subwoofers.

     Some of our competitors have greater financial, technical and other resources than we do and many seek to offer lower prices on competing products. To remain competitive, we believe we must regularly introduce new products, add performance features to existing products and limit increases in prices or even reduce them. Our principal competitors within our product lines are listed below:

     - Car Audio Amplifiers: Alpine, Kenwood, Kicker, MTX, Orion, Phoenix Gold and PPI;

     - Car Audio Speakers: Blaupunkt, Boston Acoustics, Infinity, JBL, JL Audio, Kenwood, Kicker, Pioneer and Polk;

     - Car Audio Source Units: Alpine, Blaupunkt, Clarion, Fujitsu Eclipse, Kenwood, Nakamichi, Pioneer and Sony;

     - Car Audio Accessories: Lightning Audio, Monster Cable, Phoenix Gold and Stinger; and

     - Professional Audio Amplifiers and Speakers: Cress, Crown, Eastern Acoustic Works, Mackie Designs, Peavy, QSC and Tannoy.

     We also compete indirectly with automobile manufacturers, who may improve the quality of original equipment sound systems, reducing demand for aftermarket car audio products. They may also change the designs of their cars to make installation of our products more difficult or expensive.

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

INFORMATION SYSTEMS

     Our information systems are designed to respond quickly to inquiries from our managers, employees, suppliers and customers. They are designed to support our efforts to:

     - produce high quality products;

     - reduce working capital requirements;

     - decrease the time to market for new products;

     - deliver orders faster; and

     - provide accurate and timely information.

     We have a fully integrated system based on a Novell network, Oracle applications and databases, Microsoft Office applications and a Cisco infrastructure. Our business applications are flexible and designed to enhance our productivity. Applications are distributed throughout the organization, from manufacturing to order entry and financial reporting.

     We have implemented Web-based systems to allow our representatives, dealers and distributors to check the status of their orders at our secure Internet site. We also have designed and tested systems to accept orders from consumers over the Internet in preparation for distribution of our Hafler home theater products.

INTELLECTUAL PROPERTY

     We rely upon a combination of trade secret and trademark laws, non-disclosure agreements and patents to protect our proprietary rights. We have registered many trademarks and trade names both in the U.S. and internationally and expend substantial resources to maintain and protect them. We believe our trademarks and trade names are material to our business and are well known among consumers in our principal markets. Our principal trademarks and trade names include:

     - Rockford Fosgate(R);

     - The Punch(R);

     - Connecting Punch(R);

     - Punch Sport(R);

     - Practice Safe Sound(R);

     - Car Audio for Fanatics(R);

     - Hafler(R); and

     - Our "Diamond R" logo.

EMPLOYEES

     As at March 31, 1999, we had 422 total employees. At that date, in the U.S., 283 were engaged in manufacturing, 33 in research and development, 40 in sales and marketing and 49 in administration. We also had 17 employees working outside of the U.S. in various functions. We have never had a work stoppage and none of our employees are unionized. We believe our employee relations are good.

FACILITIES

     Our corporate headquarters and electronics manufacturing facilities are located in Tempe, Arizona. We manufacture speakers at our facility in Grand Rapids, Michigan. We use warehouses strategically located in the U.S., Japan, Singapore and Germany that enhance our ability to serve our markets faster and more cost effectively than many of our competitors. The following table sets forth certain information about our facilities, all of which are leased:

                                                          APPROXIMATE
           FUNCTION                     LOCATION         SQUARE FOOTAGE   LEASE EXPIRATION
-------------------------------  ----------------------  --------------   -----------------
Corporate headquarters.........  Tempe, Arizona              15,000       December 31, 2000(1)
Manufacturing, research and
  development, and
  purchasing...................  Tempe, Arizona              22,000       December 31, 2000(1)
Warehousing, sales and customer
  service......................  Tempe, Arizona              25,000       December 31, 2000(1)
Manufacturing, research and
  development, purchasing and
  administration...............  Grand Rapids, Michigan      81,000       March 3, 2001
Warehousing and sales..........  Japan                        6,000       March 29, 2004
Warehousing....................  Singapore                   10,000       November 15, 2000
Warehousing....................  Germany                     17,000       December 30, 2006
                                                            -------
          Total................                             176,000

---------------
(1) We have the right to extend these leases for two additional one-year terms.

     We are currently seeking alternative or additional space for our warehousing facilities in Tempe, Arizona in order to accommodate our future needs and believe we will be able to obtain such space on commercially reasonable terms.

ENVIRONMENTAL COMPLIANCE

     Whenever possible, we avoid using hazardous materials in our production processes. Two chemicals used in our basic processes, lacquer and flux, are listed as hazardous materials by the U.S. Environmental Protection Agency. We use them in limited quantities in our production facility, taking care to see that they are stored, used and disposed of in the proper manner.

LEGAL PROCEEDINGS

     We are not currently a party to any material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information regarding our executive officers and directors as of the date of this prospectus:

NAME                                        AGE                        POSITION
----                                        ---                        --------
W. Gary Suttle(1).........................  59     President, Chief Executive Officer and Director
David A. Boshes...........................  45     Vice President of Operations
Daniel C. McLeod..........................  45     Vice President of Sales
David L. Richards.........................  52     Vice President of Information Technology
James C. Strickland.......................  61     Vice President of Engineering
James M. Thomson..........................  52     Vice President of Finance, Chief Financial
                                                   Officer and Secretary
Ronald N. Trout...........................  40     Vice President of New Products
Alan R. Zimmerman.........................  42     Vice President of Product Design and Development
Jerry E. Goldress(1)(2)(3)................  68     Chairman of the Board
Nicholas G. Bartol........................  46     Director
Timothy C. Bartol(1)(2)(3)................  43     Director
Ralph B. Godfrey(2).......................  58     Director
John P. Lloyd(3)..........................  47     Director

---------------
(1) Member of the executive committee.

(2) Member of the nominating and compensation committee.

(3) Member of the audit and finance committee.

     W. Gary Suttle has served as President and Chief Executive Officer since August 1992. From that time through December 31, 1998, he simultaneously served as a partner in Grisanti, Galef & Goldress, a turnaround, growth and profit improvement firm and provided his services to us through that firm pursuant to a consulting agreement. From 1982 until 1992, Mr. Suttle was a partner in Grisanti, Galef & Goldress and was involved in consulting and management for various manufacturing and retail firms. From 1980 to 1982, Mr. Suttle was a consultant with The Boston Consulting Group. He also served as a captain in the U.S. Marine Corps where he was involved in special operations. Mr. Suttle holds a B.S. in Electrical Engineering from Auburn University, an M.S. in Electrical Engineering from the Georgia Institute of Technology and an M.B.A. from The Harvard Graduate School of Business Administration.

     David A. Boshes has served as Vice President of Operations since 1996 and has served us in various positions since 1993, beginning as Production Engineering Manager. From 1976 until 1993, Mr. Boshes held various technical positions with Digital Equipment, ranging from Product Test Engineer to Plant Engineering Manager. Mr. Boshes holds a B.S. in Electrical Engineering from Northern Arizona University.

     Daniel C. McLeod has served as Vice President of Sales since 1991 and has served us in various sales positions since 1985. From 1982 to 1985, Mr. McLeod operated a manufacturers representative firm selling consumer electronics. From 1975 to 1982, Mr. McLeod was a retail store manager for the Minneapolis-based chain of Team Electronics.

     David L. Richards has served as Vice President of Information Technology since 1996 and, prior to that, as Director of Information Technology beginning in 1993. From 1976 until 1993, Mr. Richards held a number of MIS management positions for Digital Equipment with responsibility for systems and programming implementation. Mr. Richards also served in the U.S. Army.

     James C. Strickland has served as Vice President of Engineering since 1992 and has served us in other engineering and research positions since 1987. Prior to joining us in 1987, he served in various engineering capacities with Sony, MCI, Acoustat and The David Hafler Company. Mr. Strickland holds a B.S. in Mathematics from the University of Miami (Florida). Mr. Strickland holds seven U.S. patents, three of which have been assigned to Rockford, involving circuitry used in home and auto amplifiers.

     James M. Thomson has served as Vice President of Finance and Chief Financial Officer since joining us in 1993. Prior to 1993, Mr. Thomson held positions as Operations Finance Manager, Corporate Controller of Corporate Planning and Director of Finance and Customer Administration for The Toro Company Worldwide Irrigation Division. He was also a Senior Financial Analyst for Litton Industries and operated his own consulting company. Mr. Thomson also served in the U.S. Navy. Mr. Thomson holds a B.S. and M.S. in Applied Economics from the University of Wisconsin -- Madison.

     Ronald N. Trout has served as Vice President of New Products since 1991 and, since 1987, he has served us in various positions, beginning as Customer Service Manager, where he developed our technical training school, Rockford Technical Training Institute. Mr. Trout attended Arizona State University where he studied Mass Communications.

     Alan R. Zimmerman has served as Vice President of Product Design and Development since 1998 and has served us in various positions since 1988. Mr. Zimmerman was with Honeywell from 1980 to 1988 where he held various positions in cost and inventory accounting, manufacturing financial analysis and business planning. Mr. Zimmerman holds a B.S. in Accounting and an M.B.A. from Arizona State University.

     Jerry E. Goldress has served as Chairman of the Board since 1998. Mr. Goldress served as an advisory director to us from 1992 until 1998. Since 1981, Mr. Goldress has served as Chairman and Chief Executive Officer of Grisanti, Galef & Goldress. Mr. Goldress is also a director of Applied Magnetics, a publicly held supplier of magnetic recording heads and head stack assemblies for disc drives, and of K2, Inc., a publicly held manufacturer of snow ski equipment. Mr. Goldress has a B.S. and M.S. in Industrial Engineering from Pennsylvania State University.

     Nicholas G. Bartol has served as a director since 1985, except for a two-year period from 1991 to 1993. Mr. Bartol was employed by EFW, a defense contractor, from 1985 until April 1999. Mr. Bartol holds an A.B. from Brown University, an M.B.A. from Southern Methodist University and a Master of Theology from Dallas Theological Seminary. Mr. Bartol is the brother of Timothy
C. Bartol.

     Timothy C. Bartol has served as a director since 1997 and served as our Chairman in 1997 and 1998. Mr. Bartol has been employed since 1994 by Phillips Publishing and, since 1997, has served as Director of Applications Development. Mr. Bartol holds a B.A. from Stanford University, and an M.B.A. and M.S./M.I.S. from Boston University. Mr. Bartol is the brother of Nicholas G. Bartol.

     Ralph B. Godfrey has served as a director since April 1999. Mr. Godfrey has been employed since 1990 by 3Com, a publicly held manufacturer of computer networking products. He has held various sales positions including Senior Vice President of Americas Sales. He is currently managing 3Com's electronic business operations as Vice President of E-Business. Mr. Godfrey holds a B.S.E.E. and an M.S. in Electrical Engineering from Auburn University.

     John P. Lloyd has served as a director since 1988. Mr. Lloyd has worked since 1994 as a Managing Director in the Investment Management Group of Aetna. Mr. Lloyd is a Chartered Financial Analyst and has a B.S. in Finance from Villanova University and an M.B.A. in Investments from Drexel University.

COMMITTEES OF THE BOARD OF DIRECTORS

     The executive committee of the board of directors meets periodically to advise upon and approve Rockford's business and affairs that may arise between the regularly scheduled board meetings. The current members of the executive committee are Messrs. Goldress (Chair), T. Bartol and Suttle.

     The nominating and compensation committee of the board of directors recommends officers and directors to the board of directors and reviews and approves the amount and type of compensation paid to senior management. The current members of the nominating and compensation committee are Messrs. T. Bartol (Chair), Godfrey and Goldress.

     The audit and finance committee of the board of directors reviews our accounting controls and recommends to the board of directors the engagement of our outside auditors. The current members of the audit and finance committee are Messrs. Lloyd (Chair), T. Bartol and Goldress.

DIRECTOR COMPENSATION

     We compensate our non-executive directors by paying them $1,000 per quarter. In addition to compensation, we reimburse directors for their reasonable travel expenses in connection with attending board and committee meetings.

     We have customarily granted to our non-executive directors options under our 1994 and 1997 Stock Option Plans. Mr. Goldress holds options for 37,600 shares, Mr. Lloyd holds options for 79,900 shares and each of Messrs. N. Bartol and T. Bartol hold options for 9,400 shares under these plans. On the effective date of this offering, we plan to grant to our newest director, Mr. Godfrey, an option to purchase up to 70,500 shares.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1998, executive compensation decisions were made by our board's nominating and compensation committee which consisted of Messrs. T. Bartol, Goldress and Suttle. None of our directors serve on the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of our board of directors or nominating and compensation committee.

EMPLOYMENT AGREEMENTS

     Except for Mr. Suttle, none of our executive officers has a written employment agreement. See "Certain Transactions -- Suttle Employment Agreement" for a description of Mr. Suttle's employment agreement.

EXECUTIVE COMPENSATION

     The following table sets forth all compensation earned during 1998 by our President and Chief Executive Officer and our other four most highly compensated executive officers whose salaries and bonuses in aggregate exceeded $100,000 in 1998.

                           SUMMARY COMPENSATION TABLE

                                                                                LONG TERM
                                                                              COMPENSATION
                                                  ANNUAL COMPENSATION            AWARDS
                                                 ---------------------    ---------------------
                                                                          SECURITIES UNDERLYING
NAME AND PRINCIPAL POSITION                      SALARY(1)     BONUS          STOCK OPTIONS
---------------------------                      ---------    --------    ---------------------
W. Gary Suttle.................................  $360,000     $120,000               --
  President and Chief Executive Officer(2)
David A. Boshes................................   137,458       26,000           18,800
  Vice President of Operations
Daniel C. McLeod...............................   175,107       23,000           27,025
  Vice President of Sales
David L. Richards..............................   136,964       26,000           18,800
  Vice President of Information Technology
James M. Thomson...............................   137,500       23,000           23,500
  Vice President of Finance and Chief Financial
  Officer

---------------
(1) Amounts listed are annual base salaries, with the exception of Mr. McLeod, who is paid commissions based on our sales. Amounts listed include amounts deferred under any Rockford deferred salary plan.

(2) All compensation for Mr. Suttle's services was paid to Grisanti, Galef & Goldress, pursuant to a consulting agreement with that firm. Mr. Suttle's services under the consulting agreement ended and he became a Rockford employee on January 1, 1999.

1998 STOCK OPTION GRANTS

     The following table summarizes the stock options we granted to our officers listed on the Summary Compensation Table for 1998. We have never granted any stock appreciation rights.

     The Securities and Exchange Commission requires that we use the assumed annual compounded rates of stock price appreciation of 5% and 10% shown in this table. These rates are only an illustration and are not based on our anticipated results. Our stock price may increase or decrease, based on market conditions, our performance and many other factors. You should not rely on the amounts in this table as a projection of our performance over any time period.

                              INDIVIDUAL GRANT(1)

                                                                                   POTENTIAL REALIZABLE
                                                                                     VALUE AT ASSUMED
                                                                                     ANNUAL RATES OF
                                      PERCENT OF                                       STOCK PRICE
                                     TOTAL OPTIONS                                   APPRECIATION FOR
                                      GRANTED TO     EXERCISE                         OPTION TERM(2)
                         NUMBER OF   EMPLOYEES IN    PRICE PER                     --------------------
NAME                      SHARES         1998          SHARE     EXPIRATION DATE      5%         10%
----                     ---------   -------------   ---------   ---------------   --------   ---------
W. Gary Suttle.........       --           --             --              --            --          --
David A. Boshes........   18,800         11.5%         $5.32         8/31/08       $62,889    $159,400
Daniel C. McLeod.......   23,500         14.4           5.32         8/31/08        78,612     199,218
                           3,525          2.2           3.83         2/01/08         8,490      21,516
David L. Richards......   18,800         11.5           5.32         8/31/08        62,889     159,374
James M. Thomson.......   23,500         14.4           5.32         8/31/08        78,612     199,218

---------------
(1) All options were granted under our 1997 Stock Option Plan. 25% of the option shares are exercisable on the day of the grant and 25% become exercisable on each of the first three anniversaries of the grant date.

(2) This column represents the hypothetical gain if (1) the employee exercises the options at the end of the option term, (2) the shares had a fair market value on the date of grant equal to the option price and (3) the shares appreciate at the assumed rates of compounded annual growth. The employee's actual gain, if any, will depend on the performance of our stock and on market conditions. It may be more or less than the assumed amounts.

1998 OPTION EXERCISES AND YEAR-END OPTION VALUES

     The following table sets forth information concerning the exercise of stock options during the fiscal year ended December 31, 1998 by our officers listed on the Summary Compensation Table:

     - the shares that our executive officers purchased during 1998 by exercising their stock options; and

     - the number and value of unexercised options our officers listed on the Summary Compensation Table held at December 31, 1998. Value is determined by subtracting the exercise price from our board's deemed fair market value at such date.

                                                                                        VALUE OF
                            1998 OPTION                                         UNEXERCISED IN-THE-MONEY
                             EXERCISES           UNEXERCISED OPTIONS AT                OPTIONS AT
                        -------------------         DECEMBER 31, 1998               DECEMBER 31, 1998
                         SHARES     VALUE     -----------------------------   -----------------------------
                        ACQUIRED   REALIZED   EXERCISABLE   NOT EXERCISABLE   EXERCISABLE   NOT EXERCISABLE
                        --------   --------   -----------   ---------------   -----------   ---------------
W. Gary Suttle........    --         --         42,300              --         $202,446         $    --
David A. Boshes.......    --         --         70,500          23,500          349,091          55,151
Daniel C. McLeod......    --         --         68,446          25,554          339,608          55,272
David L. Richards.....    --         --         65,800          28,200          307,097          70,145
James M. Thomson......    --         --         69,325          24,675          343,593          53,650

STOCK OPTION PLANS

     We have two stock option plans, the 1994 Stock Option Plan and the 1997 Stock Option Plan. The plans are substantially similar. Both provide for the grant of incentive stock options and non-qualified stock options to our consultants, directors, officers and key employees. The purpose of the plans are to:

     - attract and retain skilled and qualified officers, directors and key employees;

     - motivate them to achieve our long-range goals; and

     - align their interests with the interests of our shareholders.

     The board of directors adopted the 1994 Stock Option Plan on January 26, 1995 and the 1997 Stock Option Plan on April 22, 1998. The shareholders approved the 1994 plan on April 25, 1995 and the 1997 plan on April 22, 1998.

     We have reserved a total of 2,350,000 shares for issuance under both plans. As at March 31, 1999, we had:

     - issued 21,738 shares under the plans;

     - outstanding options to purchase 1,972,858 shares under the plans at a weighted average exercise price of $3.26 per share; and

     - 355,404 shares still available for future grant.

Shares of common stock reserved for issuance upon the exercise of options under a plan are available for future reissuance under the plan if the options expire or terminate without being exercised. Under the 1997 plan, the maximum number of shares any individual may receive during a calendar year is 470,000 shares. There is no similar maximum under the 1994 plan. Under both plans, in the case of incentive stock options, the aggregate fair market value of stock that is exercisable for the first time by any individual during any calendar year may not exceed $100,000.

     The nominating and compensation committee of the board of directors administers the plans. The committee has discretion to determine:

     - who should receive options;

     - how many shares to include in each grant;

     - the exercise price for each option;

     - whether an option should be an incentive option or a non-statutory option under the federal tax laws (except that only our employees may receive incentive options);

     - the vesting schedule for each option;

     - the term of each option; and

     - other material terms of the options granted.

Option holders may pay the exercise price for options in cash or, at the committee's discretion, in shares of common stock. Also at the committee's discretion, option holders may exercise on a cashless basis through the same-day sale of the purchased shares.

     The vesting schedule for all options awarded to date provides for 25% of the option shares granted to vest on the date of grant and 25% to vest on each of the first three anniversaries of the grant date. The options also fully vest if we agree to sell all or substantially all of our assets or shares or to merge with another company if our shareholders do not have a controlling interest in the surviving entity.

     Prior to expiration of the 1994 plan on December 22, 2004 and the 1997 plan on October 28, 2007, the board of directors may terminate, amend or modify either plan at any time; however, no termination, amendment or modification may adversely change the rights of holders of outstanding options without their consent.

OTHER OPTIONS

     We also granted options to purchase 235,000 shares of our common stock to Grisanti, Galef & Goldress before the adoption of the 1994 plan at an exercise price of $4.89 per share which we agreed to reduce to $1.38 per share in October 1994. This option expires on August 1, 2002.

1999 EMPLOYEE STOCK PURCHASE PLAN

     Our board of directors adopted, and the shareholders approved on May 17, 1999, the 1999 Employee Stock Purchase Plan. A total of 394,800 shares of our common stock are reserved for issuance under the plan, which will become effective on July 1, 1999.

     The plan is intended to qualify under Section 423 of the Internal Revenue Code and provides for overlapping 24-month offering periods. Each offering period includes four purchase periods. The offering periods generally start on the first trading day on or immediately preceding July 1 and January 1 of each year, with the first offering period commencing on July 1, 1999 and ending on the last trading day on or immediately preceding July 1, 2001.

     Employees are generally eligible to participate if they are employed by us or a participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, the plan does not permit an employee to participate if the employee either: (1) immediately after the grant, owns shares controlling 5% or more of the total combined voting power of our shares or (2) has the right to purchase more than $25,000 worth of our shares under all of our employee stock purchase plans in each calendar year. The plan permits employees to purchase common stock through payroll deductions of up to 10% of the employee's base earnings. The maximum number of shares an employee may purchase during a single purchase period is 4,700 shares.

     The price for shares purchased under the plan is generally 85% of the fair market value of the shares (1) at the beginning of the offering period or (2) at the end of the purchase period, whichever is less. In the event the fair market value at the end of a purchase period is less than the fair market value at the beginning of the offering period, the employees will be withdrawn from the current offering period following exercise and automatically re-enrolled in a new offering period. The new offering period will use the lower fair market value as of the first date of the new offering period to determine the purchase price for future purchase periods. Employees may end their participation at any time during a purchase period, and we will repay their payroll deductions as of the date they stop participating. Participation ends automatically upon termination of employment with us.

     Rights granted under the plan are generally not transferable by an employee other than by will or the laws of descent and distribution. In the event that we merge with or into another corporation and we are not the surviving corporation or sell substantially all of our assets, each outstanding right under the plan will be automatically exercised to the extent of existing payroll deductions as of the effective date of such merger or asset sale.

     The board of directors has the authority to terminate or amend the plan, however, the shareholders must approve any amendment that will increase the total number of shares for which rights may be granted. The shareholders must also approve any amendment that is required by reason of section 423 of the Internal Revenue Code. The plan will terminate automatically ten years from its effective date unless it is terminated sooner by the board.

                              CERTAIN TRANSACTIONS

GRISANTI, GALEF & GOLDRESS CONSULTING AGREEMENT

     We initially retained Grisanti, Galef & Goldress to provide Mr. Suttle's consulting services to us under a February 1992 letter agreement. Effective on August 1, 1992, we named Mr. Suttle our President and Chief Executive Officer and entered into a consulting agreement with Grisanti, Galef & Goldress. Under the consulting agreement, we retained Grisanti, Galef & Goldress to provide services for three years beginning on August 1, 1992. We agreed to pay consulting fees of $360,000 per year and bonus fees of up to $120,000 per year. In addition, we granted Grisanti, Galef & Goldress an option to purchase up to 235,000 shares of our common stock at an exercise price of $4.89 per share. In October 1994, we agreed to reduce the exercise price of the option to $1.38 per share.

     We renewed our agreement with Grisanti, Galef & Goldress effective as of August 1, 1995, extending the term for five more years. We agreed to continue paying consulting fees of $360,000 per year and bonus fees up to $120,000 per year. We paid bonus fees of $120,000 during 1997 and $120,000 during 1998. We also agreed in 1995 to extend the 235,000-share stock option so that it now expires on August 1, 2002.

     Effective January 1, 1999, the consulting agreement was amended to discharge our remaining obligation to pay consulting fees or bonuses to Grisanti, Galef & Goldress, in exchange for a grant to Mr. Goldress of options to purchase 23,500 shares of our common stock under our 1997 Stock Option Plan. Also on that date, Mr. Suttle became a Rockford employee under the terms of a formal employment agreement. The consulting agreement as amended January 1, 1999, gives us the right, but not the obligation, to retain Grisanti, Galef & Goldress to provide consulting services.

SUTTLE/BARTOL OPTION AGREEMENT

     Mr. Suttle holds an option to purchase 869,500 shares of our common stock from Monument Investors Limited Partnership, a family partnership controlled by two of our directors, Messrs. N. and T. Bartol. This option was originally granted to Mr. Suttle effective August 1, 1992 and fully vested on August 1, 1995. In connection with Mr. Suttle's January 1, 1999 employment agreement, Monument agreed to extend the term of the option from August 1, 2002 until December 31, 2003. The exercise price of Mr. Suttle's options increase over time on the following schedule:

$0.34 per share..........................  On or before August 1, 1995
$0.41 per share..........................  After August 1, 1995 and on or before
                                           August 1, 1999
$0.64 per share..........................  After August 1, 1999 and on or before
                                           August 1, 2002
$0.74 per share..........................  After August 1, 2002 and on or before
                                           December 31, 2003

CAROLINE BARTOL NOTE

     In March 1996, we borrowed $2.0 million from Caroline Bartol, the mother of Messrs. N. and T. Bartol. On July 1, 1996, Mrs. Bartol converted $1.0 million of this loan into 316,498 shares of common stock and extended the $1.0 million balance of the loan in exchange for our grant of an option to convert this balance into shares of our common stock at a purchase price of $3.16 per share. Mrs. Bartol assigned the loan and the option to Boulder Investors Limited Partnership, a partnership owned by the Bartol children, which exercised the option and converted the note into 316,498 shares on May 1, 1999.

SUTTLE EMPLOYMENT AGREEMENT

     The principal terms of our agreement with Mr. Suttle are as follows: (1) five-year term ending January 1, 2004; (2) initial base salary of $400,000 per year, subject to increases at the discretion of our nominating and compensation committee; (3) bonus potential of up to 50% of salary; (4) participation in our stock option plan, with an initial grant of 94,000 shares at $7.02 per share as of January 1, 1999; (5) payment by us of up to $36,000 per year in premiums on a "split dollar" life insurance policy for Mr. Suttle's benefit; and (6) we may terminate the agreement at any time after the first year. If we terminate without good cause, or if Mr. Suttle terminates for good reason, we must continue to pay Mr. Suttle's base salary for 18 months after the termination. Mr. Suttle shall not compete with us, call on any of our customers or induce any of our employees to work for another business during the term of the agreement and for twelve months after the later of (1) the termination date or (2) the day we stop paying severance payments under the employment agreement.

                       PRINCIPAL AND SELLING SHAREHOLDERS

     This table sets forth certain information with respect to the beneficial ownership of our outstanding common stock as at May 15, 1999, both before and immediately following this offering by:

     - each of our directors and our officers listed on the Summary Compensation Table;

     - all executive officers and directors as a group;

     - each person who is known by us to own beneficially more than five percent of our outstanding common stock; and

     - each of the selling shareholders.

The following calculation of the percentage of outstanding shares is based on 5,255,624 shares of common stock outstanding as at May 15, 1999, and assuming the conversion of $262,500 of the 8.5% convertible subordinated debentures into 117,500 shares to occur upon completion of this offering, and assumes no exercise of the underwriters' over-allotment option. Beneficial ownership is determined in accordance with the Securities and Exchange Commission's rules and generally includes voting or investment power with respect to securities, subject to community property laws, where applicable. Shares of common stock subject to options, warrants and convertible debentures that are exercisable or convertible within 60 days of May 15, 1999 are deemed to be outstanding and beneficially owned by the person holding the option, warrant or debenture for the purpose of computing the percentage of ownership of that person, but they are not deemed outstanding for the purpose of computing the percentage of ownership of any other person.

     Except as otherwise noted, each of the persons or entities named in the table below have sole voting and investment power with respect to all the shares of common stock beneficially owned by them.

                                       SHARES BENEFICIALLY                  SHARES BENEFICIALLY
                                      OWNED BEFORE OFFERING    NUMBER OF   OWNED AFTER OFFERING
                                      ----------------------    SHARES     ---------------------
                                        NUMBER      PERCENT     OFFERED      NUMBER     PERCENT
                                      ----------    --------   ---------   ----------   --------
EXECUTIVE OFFICERS, DIRECTORS AND 5%
  SHAREHOLDERS:
Nicholas G. Bartol(1)...............  4,175,394       78.0%
Timothy C. Bartol(2)................  4,164,763       78.0
Monument Investors Limited
  Partnership(3)....................  3,447,422       65.6
W. Gary Suttle(4)...................    958,800       17.9
Boulder Investors Limited
  Partnership(5)....................    658,539       12.5
Jerry E. Goldress(6)................    263,927        4.8
James M. Thomson(7).................     92,587        1.7
David A. Boshes(8)..................     80,352        1.5
Daniel C. McLeod(9).................     69,325        1.3
David L. Richards(10)...............     68,584        1.3
John P. Lloyd(11)...................     33,739          *
Ralph B. Godfrey....................         --         --

ALL EXECUTIVE OFFICERS AND DIRECTORS
  AS A GROUP (13 PERSONS)(12).......  5,059,721       81.3

                                       SHARES BENEFICIALLY                  SHARES BENEFICIALLY
                                      OWNED BEFORE OFFERING    NUMBER OF   OWNED AFTER OFFERING
                                      ----------------------    SHARES     ---------------------
                                        NUMBER      PERCENT     OFFERED      NUMBER     PERCENT
                                      ----------    --------   ---------   ----------   --------
OTHER SELLING SHAREHOLDERS:
  Glenn and Pamela Carrio(13).......    227,170        4.4
  Kathryn A. Coffee, Trustee and
     Individually...................    104,340        2.0
  Will Hegarty......................     70,500        1.3
  Kevin Campbell....................     31,020          *
  Sidney Smith......................     25,300          *
  Vrolyk & Company..................     23,500          *
  Franklin Richards.................     22,480          *
  Gordon MacInnes...................     10,903          *
  Don Hammerle......................      9,613          *
  John P. Frank.....................      7,050          *
  Larry Ulrich......................      4,935          *
  Rebecca P. Harris.................      3,361          *
  Brigham P. Herzfeld...............      3,361          *
  Andy Szabo........................      1,880          *
  John Seaver.......................        940          *
  Marion Szabo......................        470          *

---------------
  *  Represents less than 1%.

 (1) Includes 3,447,442 shares held by Monument Investors Limited Partnership; for which Mr. Bartol serves as general partner; 658,539 shares held by Boulder Investors Limited Partnership, for which Mr. Bartol serves as general partner; 163,273 shares held by GST Exempt Trust, a trust in which Mr. Bartol has a beneficial interest; 7,840 shares underlying convertible debentures; 23,500 shares underlying convertible debentures held by Mr. Bartol's wife; and 9,400 shares underlying options. Mr. Bartol disclaims beneficial ownership of the shares held by his wife. Mr. Bartol's address is 239 Cove Drive, Coppell, Texas 75019.

 (2) Includes 3,447,422 shares held by Monument Investors Limited Partnership, for which Mr. Bartol serves as general partner; 658,539 shares held by Boulder Investors Limited Partnership, for which Mr. Bartol serves as general partner; 163,273 shares held by GST Exempt Trust, a trust in which Mr. Bartol has a beneficial interest; 2,620 shares underlying convertible debentures; 7,050 shares underlying options held by Mr. Bartol; and 4,700 shares underlying options held by Mr. Bartol's wife. Mr. Bartol disclaims beneficial ownership of the shares held by his wife. Mr. Bartol's address is 9200 Willow Pond Lane, Potomac, Maryland 20854.

 (3) Monument Investors Limited Partnership's address is c/o Mr. T. Bartol, 9200 Willow Pond Lane, Potomac, Maryland 20854.

 (4) Includes 23,500 shares underlying convertible debentures; 869,500 shares underlying options granted by Monument Investors Limited Partnership; and 19,975 shares underlying options granted under our stock option plans. Mr. Suttle's address is c/o Rockford Corporation, 546 Rockford Drive, Tempe, Arizona 85281.

 (5) Includes 25,544 shares issuable upon exercise of warrants. Boulder Investors Limited Partnership's address is c/o Mr. T. Bartol, 9200 Willow Pond Land, Potomac, Maryland 20854.

 (6) Includes 8,953 shares underlying convertible debentures and 254,975 shares underlying options.

 (7) Includes 22,381 shares underlying convertible debentures and 70,206 shares underlying options.

 (8) Includes 8,971 shares underlying convertible debentures and 71,381 shares underlying options.

 (9) Includes 69,325 shares underlying options.

(10) Includes 1,903 shares underlying convertible debentures and 66,681 shares underlying options.

(11) Includes 6,716 shares underlying convertible debentures and 27,025 shares underlying options.

(12) Includes 123,760 shares underlying convertible debentures, 60,487 shares underlying warrants and 785,469 shares underlying options.

(13) Includes 227,170 shares underlying convertible debentures. 223,810 of these shares are held by Carrio Cabling Corporation, a corporation owned by Mr. and Mrs. Carrio.

     We will bear all of the expenses of this offering, other than the underwriting discounts and commissions, stock transfer and other taxes attributable to the shares of common stock sold by the selling shareholders, and legal and other advisors' fees and expenses incurred by the selling shareholders, which will be borne by the selling shareholders.

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

     As at May 17, 1999, we increased our authorized capital stock from 10,000,000 to 20,000,000 shares of common stock, $.01 par value per share. The following summary is qualified in its entirety by reference to our articles of incorporation and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part.

COMMON STOCK

     Holders of our common stock are entitled to one vote per share on all matters to be voted upon by the shareholders, except for the election of directors. The holders of common stock have cumulative voting rights with respect to the election of directors and, as a result, minority shareholders may be able to elect directors on the basis of their votes alone. Holders of common stock are entitled to receive ratably dividends as may be declared by the board of directors out of funds legally available therefore. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities. Holders of our common stock have no preemptive, conversion or other rights to subscribe for additional securities. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of the offering will be, validly issued, fully paid and nonassessable.

     As at May 15, 1999, assuming the conversion of $262,500 of the 8.5% convertible subordinated debentures into 117,500 shares upon completion of this offering, there were outstanding 5,255,624 shares of common stock, options to purchase 2,207,858 shares of common stock, warrants to purchase 108,302 shares of common stock and debentures convertible into 327,787 shares of common stock.
Upon completion of this offering,             shares of common stock will be
outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise or conversion of options, warrants or convertible debentures after May 15, 1999.

WARRANTS

     As of the date of this prospectus, warrants to purchase 84,802 shares of common stock at an exercise price of $0.85 per share and warrants to purchase 23,500 shares of common stock at an exercise price of $3.16 per share were outstanding. The common stock issuable upon exercise of the 84,802 warrants is subject to registration rights, which are described below.

DEBENTURES

     As of the date of this prospectus, holders of the 8.5% convertible subordinated debentures had the right to convert their debentures into 445,287 shares of our common stock at a conversion price of $2.23 per share. The common stock issuable upon exercise of these debentures is subject to registration rights, which are described below.

REGISTRATION RIGHTS

     The holders of approximately 84,802 shares of common stock, issuable upon exercise of outstanding warrants, have registration rights for the shares of common stock issuable upon exercise of the warrants. Their rights are subject to customary conditions. They include "piggyback" registration rights in connection with any public offering we conduct and demand registration rights exercisable on one occasion. In order to require a demand registration, holders of at least 50% of the warrants or of common stock obtained by prior conversion of the warrants must request registration and the proposed offering must be expected to raise proceeds of at least $7.5 million.

     The holders of approximately 445,287 shares of common stock, issuable upon conversion of the 8.5% convertible subordinated debentures, have registration rights for the shares of common stock issuable upon conversion of their debentures. Their rights are subject to customary conditions. They include "piggyback" registration rights in connection with any public offering we conduct and demand registration rights exercisable on one occasion. In order to require a demand registration, holders of at least 50% of the debentures or of common stock issued upon conversion of the debentures must request registration and the proposed offering must be expected to raise proceeds of at least $15.0 million.

ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF OUR ARTICLES OF INCORPORATION AND BYLAWS

     Articles of Incorporation and Bylaws. Our board of directors may issue additional shares of common stock without shareholder approval, to the extent shares are authorized for issuance in our articles of incorporation. This may protect the continuity of management because it gives the board of directors power to discourage an acquisition. The board of directors may exercise this power, subject to compliance with fiduciary duties, even if our shareholders would receive a premium over the market price for their shares. For example, if the board of directors decides that a takeover proposal is not in our best interest, the board of directors could issue shares that make completion of a takeover more difficult and more costly by:

     - diluting the voting or other rights of the proposed acquiror or insurgent shareholder group;

     - putting a substantial voting block in institutional or other hands that support the incumbent board of directors; or

     - effecting an acquisition that complicates or precludes the takeover.

     Our articles of incorporation require approval of any amendments by a two-thirds vote of the outstanding shares. This requirement limits the ability of shareholders to change the restrictions described above by voting to amend our articles of incorporation.

     Our bylaws provide for our board to have from two to eleven directors. Directors are elected at the annual shareholders meeting, with each director holding office until his or her successor is elected. Our directors are not classified and are elected annually. Our articles of incorporation require that:

     - two-thirds of our board of directors approve any increase in the size of our board of directors;

     - the shareholders may remove a director only for cause; and

     - only the board of directors may fill a vacancy on the board of directors.

These requirements may restrict the ability of a hostile bidder to gain control of our board of directors by limiting the bidder's right to add new directors or replace existing directors.

     Our bylaws provide that special meetings of shareholders may be called only by our President or a majority of the board of directors. Shareholders may not call shareholders meetings and, under Arizona law, may act by written consent in lieu of a meeting only if all shareholders sign the consent. Our bylaws require that shareholders who wish to place an item on the agenda for a shareholders meeting, or who wish to nominate a person for election as a director, must give at least 30 days notice of the proposed agenda item or name of the person nominated. Together, these restrictions may limit proxy contests seeking to control us by (1) limiting shareholders' ability to call a special shareholders meeting, (2) making shareholder action by written consent impossible as a practical matter, and (3) giving the board of directors advance notice of hostile annual meeting proposals.

     These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by them and to discourage certain types of transactions that may involve an actual or threatened change of control of Rockford. These provisions are designed to reduce our vulnerability to an unsolicited proposal for takeover that does not contemplate the acquisition of all of our outstanding shares, or an unsolicited proposal for the restructuring or sale of all or part of Rockford. These provisions, however, could discourage potential acquisition proposals and could delay or prevent a change in control of Rockford. These provisions may also have the effect of preventing changes in our management.

     Arizona Control Share Acquisition and Business Combination Statute. We have opted out of the Arizona statute regulating control share acquisitions and business combinations, A.R.S. Title 10, Chapter 23. As a result, potential bidders are not subject to the statute's restrictions on control share acquisitions or business combinations with us.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     Our articles of incorporation limit, to the maximum extent permitted by Arizona law, the liability of our directors for monetary damages arising from a breach of their duties as directors. The limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

     Our articles of incorporation require us to indemnify our directors and officers, to the maximum extent permitted by Arizona law, against liability for acts or omissions within the scope of their authority as directors or officers. Indemnification is prohibited if our board of directors finds that the person's action or omission was willful, grossly negligent, or with fraudulent or criminal intent, or for liabilities under the Securities Act of 1933. Under Arizona law, we may indemnify a director or officer against liability incurred on account of service to us, if the director or officer:

     - conducted himself or herself in good faith;

     - reasonably believed that his or her conduct (1) if in an official capacity, was in our best interests or (2) if in any other capacity, was not opposed to our best interests;

     - in the case of any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful; and

     - did not improperly receive personal benefit.

     Before completing this offering, we intend to enter into indemnification agreements with each of our directors. These agreements will generally obligate us to indemnify them for liability incurred by them as a result of their service as directors, unless (1) their liability arises as a result of their fraud, deliberate dishonesty or willful misconduct or (2) Arizona law prohibits indemnification. Prior to completing this offering, we will obtain liability insurance for our directors.

LISTING

     We will apply for quotation of our common stock on The Nasdaq National Market under the symbol "ROFO."

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock is First Chicago Trust Company of New York and its address is 525 Washington Boulevard, Jersey City, New Jersey 07310.

                        SHARES ELIGIBLE FOR FUTURE SALE

     We have not had any public market for our common stock before this offering. If our shareholders decide to sell many of their shares in the public market, the price of our shares could go down and we could find it hard to raise capital by selling more shares.

     After this offering, we will have        shares of common stock
outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise or conversion of outstanding options, warrants and convertible debentures after May 15, 1999 other than the conversion of $262,500 of the 8.5% convertible subordinated debentures into 117,500 shares upon completion of this
offering. Of these shares, the           shares sold in this offering will be
freely tradable without restriction or further registration under the Securities Act of 1933, except that shares held by our "affiliates" will be subject to the restrictions of Rule 144 under the Securities Act of 1933 described below. The
remaining           outstanding shares of common stock will be "restricted
securities" under Rule 144.

     Our directors, executive officers and other shareholders, holding shares in the aggregate, have agreed that they will not sell, directly or indirectly, any shares of common stock without the prior written consent of Needham & Company, Inc. for a period of 180 days after the date of this prospectus. Subject to these lock-up agreements, our outstanding shares of common stock will be eligible for sale in the public market as follows:

APPROXIMATE
NUMBER OF SHARES          ELIGIBLE FOR SALE AFTER                      EXPLANATION
----------------   -------------------------------------  -------------------------------------
                   Date of this prospectus                - Freely tradeable shares sold in
                                                            this offering; and
                                                          - Shares saleable under Rule 144(k)
                                                            that are not subject to the 180-day
                                                            lock-up
                   Filing of a registration statement on  Option shares that are not subject to
                   Form S-8 to register for resale        the 180-day lock-up
                   shares issued upon exercise of stock
                   options
                   90 days from the date of this          Shares saleable under Rule 144 that
                   prospectus                             are not subject to the 180-day lock-
                                                          up or eligible for sale under Rule
                                                          701
                   180 days from the date of this         Shares saleable under:
                   prospectus                             - Rule 144 or Rule 701 (subject, in
                                                            some cases, to volume limitations);
                                                          - Rule 144(k); or
                                                          - Pursuant to a registration
                                                            statement to register for resale
                                                            shares of common stock issued upon
                                                            the exercise of stock options
                   Over 180 days from the date of this    Restricted shares held for less than
                   prospectus                             one year and not yet saleable under
                                                          Rule 144

     In general under Rule 144, if restricted shares were purchased from us (or any affiliate of ours) more than one year ago, their owner may sell them in "brokers' transactions" or to market makers. The owner may not sell, in any three-month period, more than the greater of (1) one percent of our
then-outstanding shares of common stock (approximately           shares
immediately after this offering), or (2) the average weekly trading volume in our common stock during the four calendar weeks before a Form 144 notice of sale is filed with the Securities Exchange Commission. The owner may make sales only if current public information is available about us.

     If the restricted shares were purchased from us (or any affiliate of ours) more than two years ago, then their owner may sell them under Rule 144(k) without regard to the volume limitations or manner of sale, public information or notice of sale requirements of Rule 144. This does not apply if the owner was an affiliate of ours at any time during the 90 days before the sale.

     Under Rule 701 under the Securities Act of 1933 persons who purchase shares from us upon exercise of options granted before the date of this prospectus may sell their shares in the public markets beginning 90 days after the date of this prospectus. They make the sales in reliance on Rule 144 without having to comply with its holding period requirements and, if they are not affiliates, without having to comply with the rule's volume limitations, public information and notice of sale requirements.

     We intend to file one or more registration statements under the Securities Act of 1933, covering the shares of common stock reserved for issuance under our 1994 and 1997 stock option plans. We plan this filing within 90 days after the date of this prospectus. The registration statements will become effective upon filing, thus permitting the resale of option shares in the public markets, without restriction under the Securities Act of 1933 other than the limitations applicable to affiliates or the 180-day lock ups described above.

     See "Description of Capital Stock -- Registration Rights" for a description of certain registration rights with respect to our common stock.

                                  UNDERWRITING

     The underwriter named below has agreed, subject to the terms and conditions set forth in the underwriting agreement, to purchase from us and the selling shareholders the number of shares of common stock indicated below opposite their respective names at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of such shares are subject to certain conditions precedent, and that the underwriters are committed to purchase all such shares, if any are purchased.

UNDERWRITER                                                   NUMBER OF SHARES
-----------                                                   ----------------
Needham & Company, Inc. ....................................
                                                                 ----------

          Total.............................................
                                                                 ----------

     The representatives have advised us that the underwriters initially propose to offer the shares of common stock to the public on the terms set forth on the cover page of this prospectus. The underwriters may allow to selected dealers
(who may include the underwriters) a concession of not more than $     per
share, and the underwriters may allow, and such dealers may reallow, a
concession of not more than $     per share to certain other dealers. After this
offering, the public offering price and other selling terms may be changed by the representatives. We estimate that the total offering expenses payable by us,
other than underwriting discounts and commissions, will be $            .

     We have granted an option to the underwriters, exercisable during the 30-day period after the date of this prospectus, to purchase up to additional shares of common stock at the same price per share as the initial shares to be purchased by the underwriters. To the extent that the underwriters exercise this option, each of the underwriters will be committed, subject to certain conditions, to purchase such additional shares in approximately the same proportion as set forth in the above table and we will be obligated to sell such shares to the underwriters. The underwriters may purchase such shares only to cover over-allotments made in connection with this offering. If purchased, the underwriters will offer such additional shares on the same terms as those on which the initial shares are being offered.

     Our executive officers, directors and other shareholders, beneficially
holding in the aggregate           shares of common stock after this offering,
have agreed that, for a period of 180 days after the date of this prospectus, they will not, without the prior written consent of Needham & Company, Inc., directly or indirectly sell, offer to sell or otherwise dispose of any such shares of common stock or any right to acquire such shares. In addition, we have agreed that, for a period of 180 days after the date of this prospectus, we will not, without the prior written consent of Needham & Company, Inc., issue, offer, sell, grant options to purchase or otherwise dispose of any of our equity securities or any other securities convertible into or exchangeable for the common stock or other equity security, other than the grant of options to purchase common stock or the issuance of shares of common stock under our stock option and stock purchase plans, and the issuance of shares of common stock pursuant to the exercise of outstanding options, warrants and conversion of debentures.

     The representatives of the underwriters have informed us that they do not expect sales to accounts over which the underwriters have discretionary authority to exceed five percent of the total number of shares of common stock offered by them.

     The underwriting agreement provides that we will indemnify the several underwriters against certain liabilities, including civil liabilities under the Securities Act of 1933, or will contribute to payments the underwriters may be required to make arising from these types of liabilities.

     In connection with this offering, certain underwriters and selling group members (if any) or their respective affiliates who are qualifying registered market makers on The Nasdaq National Market may engage in passive market making transactions in our common stock on The Nasdaq National Market in accordance with Regulation M under the Securities Exchange Act of 1934 during the two business day period before commencement of offers or sales of the common stock offered hereby. The passive market making transactions must comply with applicable volume and price limits and be identified as such. In general, a passive market maker may display its bid at a price not in excess of the highest independent bid for the security; if all independent bids are lowered below the passive market maker's bid, however, such bid must then be lowered when certain purchase limits are exceeded.

     The following table summarizes the compensation to be paid to the underwriters by us and the selling shareholders and the expenses payable by us and the selling shareholders.

                                                                               TOTAL
                                                                    ---------------------------
                                                                     WITHOUT
                                                                      OVER-        WITH OVER-
                                                       PER SHARE    ALLOTMENT       ALLOTMENT
                                                       ---------    ----------    -------------
Underwriting discounts and commissions paid by us....  $             $              $
Estimated expenses payable by us.....................  $             $              $
Underwriting discounts paid by selling
  shareholders.......................................  $             $              $

     Prior to this offering, there has been no public market for our common stock. Consequently, the public offering price for the common stock offered by this prospectus will be determined through negotiations among us, the selling shareholders and the representatives of the underwriters. Among the factors to be considered in such negotiations will be prevailing market conditions, our financial results, market valuations of other companies that we and the representatives believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

                                 LEGAL MATTERS

     The validity of the common stock offered hereby will be passed upon for us by Steptoe & Johnson LLP, Phoenix, Arizona. Certain legal matters in connection with this offering will be passed upon for the underwriters by Brobeck, Phleger & Harrison LLP, Austin, Texas.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule as at September 30, 1996, and December 31, 1996, 1997 and 1998, and for the year ended September 30, 1996, the three months ended December 31, 1996, and for the years ended December 31, 1997 and 1998. We have included our financial statements and schedule in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-1. This prospectus, which is part of the registration statement, does not contain all the information included in this registration statement. Some information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract, agreement or other document of ours, these references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. You may review a copy of our registration statement, including exhibits, at the Securities and Exchange Commission's public reference room at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or Seven World Trade Center, 13th Floor, New York, New York 10048 or Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the public reference rooms.

     We will also file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information on file at the public reference rooms. You can also request copies of these documents, for a copying fee, by writing to the Securities and Exchange Commission.

     Our Securities and Exchange Commission filings and the registration statement can also be reviewed by accessing the Securities and Exchange Commission's Internet Web site at http://www.sec.gov, which contains reports, proxy statements and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.

                              ROCKFORD CORPORATION

                         INDEX TO FINANCIAL STATEMENTS

CONSOLIDATED FINANCIAL STATEMENTS OF ROCKFORD CORPORATION AND SUBSIDIARIES

Report of Ernst & Young LLP, Independent Auditors...........  F-2
Consolidated Balance Sheets as of December 31, 1997 and 1998
  and March 31, 1999 (unaudited)............................  F-3
Consolidated Statements of Operations for the year ended
  September 30, 1996, the three months ended December 31,
  1996, the years ended December 31, 1997 and 1998, and the
  three months ended March 31, 1998 and 1999 (unaudited)....  F-4
Consolidated Statements of Shareholders' Equity for the year ended September 30, 1996, the three months ended December
  31, 1996, the years ended December 31, 1997 and 1998, and
  the three months ended March 31, 1999 (unaudited).........  F-5
Consolidated Statements of Cash Flows for the year ended
  September 30, 1996, the three months ended December 31,
  1996, the years ended December 31, 1997 and 1998, and the
  three months ended March 31, 1998 and 1999 (unaudited)....  F-6
Notes to Consolidated Financial Statements..................  F-7

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Rockford Corporation

     We have audited the accompanying consolidated balance sheets of Rockford Corporation and subsidiaries (Rockford) as of December 31, 1997 and 1998, and the related consolidated statements of operations, shareholders' equity, and cash flows for the year ended September 30, 1996, the three months ended December 31, 1996, and the years ended December 31, 1997 and 1998. These consolidated financial statements are the responsibility of Rockford's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Rockford Corporation and subsidiaries at December 31, 1997 and 1998, and the consolidated results of their operations and their cash flows for the year ended September 30, 1996, the three months ended December 31, 1996, and the years ended December 31, 1997 and 1998, in conformity with generally accepted accounting principles.

                                               Ernst & Young LLP

Phoenix, Arizona
February 5, 1999, except for Note 12
  as to which the date is July   , 1999
--------------------------------------------------------------------------------

The foregoing report is in the form that will be signed upon the completion of restatement of the capital accounts described in Note 12 to the financial statements.

                                          /s/ Ernst & Young LLP

Phoenix, Arizona
May 24, 1999

                     ROCKFORD CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                             DECEMBER 31,
                                                          ------------------     MARCH 31,
                                                           1997       1998         1999
                                                          -------    -------    -----------
                                                                                (UNAUDITED)
                                                                   (IN THOUSANDS)
ASSETS
Current assets:
  Cash..................................................  $   260    $   470      $   364
  Accounts receivable, less allowances of $918,000,
     $1,043,000 and $1,295,000 (unaudited) at December
     31, 1997, 1998 and March 31, 1999, respectively....   11,089     15,097       23,140
  Inventories, net......................................    9,603     12,226       11,314
  Prepaid expenses and other............................      693        688        1,088
  Income taxes receivable...............................       85         --           --
  Deferred income taxes.................................    2,398      3,084        3,084
                                                          -------    -------      -------
Total current assets....................................   24,128     31,565       38,990
Property and equipment, net.............................    3,977      5,007        5,037
Other assets............................................    1,129        735          676
                                                          -------    -------      -------
Total assets............................................  $29,234    $37,307      $44,703
                                                          =======    =======      =======
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable......................................  $ 5,409    $ 6,492      $ 9,082
  Accrued salaries and incentives.......................    1,773      1,948        1,574
  Accrued warranty......................................    2,911      3,625        3,870
  Income taxes payable..................................       --         30        1,053
  Other accrued expenses................................    2,710      3,589        5,855
  Current portion of notes payable, long-term debt and
     capital lease obligations..........................    1,733      2,393        1,966
                                                          -------    -------      -------
Total current liabilities...............................   14,536     18,077       23,400
Notes payable and long-term debt, less current
  portion...............................................   12,220     13,596       13,990
Capital lease obligations, less current portion.........       10        696          664
Minority interest.......................................        5         31           17
SHAREHOLDERS' EQUITY:
  Common stock, $.01 par value
     Authorized shares -- 10,000,000
     Issued shares -- 4,845,126 shares at December 31,
       1997 and 1998 and March 31, 1999 (unaudited).....       48         48           48
  Additional paid-in capital............................    2,060      2,060        2,060
  Retained earnings.....................................      308      2,613        4,415
  Accumulated other comprehensive income................       99        238          161
                                                          -------    -------      -------
                                                            2,515      4,959        6,684
  Less treasury stock, 23,500 shares at cost............       52         52           52
                                                          -------    -------      -------
Total shareholders' equity..............................    2,463      4,907        6,632
                                                          -------    -------      -------
Total liabilities and shareholders' equity..............  $29,234    $37,307      $44,703
                                                          =======    =======      =======

                            See accompanying notes.

                     ROCKFORD CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                         THREE          YEAR ENDED       THREE MONTHS ENDED
                                      YEAR ENDED     MONTHS ENDED      DECEMBER 31,           MARCH 31,
                                     SEPTEMBER 30,   DECEMBER 31,    -----------------   -------------------
                                         1996            1996         1997      1998       1998       1999
                                     -------------   -------------   -------   -------   --------   --------
                                                                                             (UNAUDITED)
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales..........................     $81,144         $16,448      $88,783   $89,006   $20,776    $32,026
Cost of goods sold.................      56,761          11,020       57,321    55,146    13,148     19,567
                                        -------         -------      -------   -------   -------    -------
Gross profit.......................      24,383           5,428       31,462    33,860     7,628     12,459
Operating expenses:
  Sales and marketing..............      15,218           2,814       15,890    16,250     4,145      5,616
  General and administrative.......       8,552           1,983        9,350    10,211     2,290      3,018
  Research and development.........       1,448             292        1,576     1,876       404        501
                                        -------         -------      -------   -------   -------    -------
                                         25,218           5,089       26,816    28,337     6,839      9,135
                                        -------         -------      -------   -------   -------    -------
Operating income (loss)............        (835)            339        4,646     5,523       789      3,324
Other income (expense):
  Interest.........................      (1,809)           (439)      (1,757)   (1,434)     (355)      (394)
  Other............................         104              62         (294)      (49)       (4)       (44)
                                        -------         -------      -------   -------   -------    -------
Income (loss) before extraordinary
  item and income taxes............      (2,540)            (38)       2,595     4,040       430      2,886
Income tax expense (benefit).......        (864)            (19)         959     1,717       174      1,091
                                        -------         -------      -------   -------   -------    -------
Income (loss) before extraordinary
  item and minority interest.......      (1,676)            (19)       1,636     2,323       256      1,795
Minority interest..................          --              --           (4)      (18)        2          7
                                        -------         -------      -------   -------   -------    -------
Net income (loss) before
  extraordinary item...............      (1,676)            (19)       1,632     2,305       258      1,802
Extraordinary item -- early
  extinguishment of debt, net of
  income tax benefit of $161,000...        (327)             --           --        --        --         --
                                        -------         -------      -------   -------   -------    -------
Net income (loss)..................     $(2,003)        $   (19)     $ 1,632   $ 2,305   $   258    $ 1,802
                                        =======         =======      =======   =======   =======    =======
Net income (loss) per common share:
  Basic............................     $ (0.45)        $ (0.01)     $  0.34   $  0.48   $  0.05    $  0.37
                                        =======         =======      =======   =======   =======    =======
  Diluted..........................     $ (0.45)        $ (0.01)     $  0.28   $  0.37   $  0.05    $  0.27
                                        =======         =======      =======   =======   =======    =======
Weighted average shares:
  Basic............................       4,416           4,803        4,811     4,822     4,822      4,822
                                        =======         =======      =======   =======   =======    =======
  Diluted..........................       4,416           4,803        6,179     6,453     6,258      6,846
                                        =======         =======      =======   =======   =======    =======

                            See accompanying notes.

                     ROCKFORD CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                               ACCUMULATED
                                    COMMON STOCK     ADDITIONAL   RETAINED        OTHER
                                   ---------------    PAID-IN     EARNINGS    COMPREHENSIVE    TREASURY
                                   SHARES   AMOUNT    CAPITAL     (DEFICIT)       INCOME        STOCK      TOTAL
                                   ------   ------   ----------   ---------   --------------   --------   -------
                                                                   (IN THOUSANDS)
Balance at September 30, 1995....  3,803     $38       $  883      $   698        $ 227          $(52)    $ 1,794
  Currency translation...........     --      --           --           --         (162)           --        (162)
  Net loss.......................     --      --           --       (2,003)          --            --      (2,003)
                                                                                                          -------
  Comprehensive loss.............                                                                          (2,165)
  Conversion of subordinated debt
    to common stock..............  1,020      10        1,140           --           --            --       1,150
                                   -----     ---       ------      -------        -----          ----     -------
Balance at September 30, 1996....  4,823      48        2,023       (1,305)          65           (52)        779
  Currency translation...........     --      --           --           --           27            --          27
  Net loss.......................     --      --           --          (19)          --            --         (19)
                                                                                                          -------
  Comprehensive income...........                                                                               8
  Exercise of stock options......      4      --            4           --           --            --           4
                                   -----     ---       ------      -------        -----          ----     -------
Balance at December 31, 1996.....  4,827      48        2,027       (1,324)          92           (52)        791
  Currency translation...........     --      --           --           --            7            --           7
  Net income.....................     --      --           --        1,632           --            --       1,632
                                                                                                          -------
  Comprehensive income...........                                                                           1,639
  Exercise of stock options......     18      --           33           --           --            --          33
                                   -----     ---       ------      -------        -----          ----     -------
Balance at December 31, 1997.....  4,845      48        2,060          308           99           (52)      2,463
  Currency translation...........     --      --           --           --          139            --         139
  Net income.....................     --      --           --        2,305           --            --       2,305
                                                                                                          -------
  Comprehensive income...........                                                                           2,444
                                   -----     ---       ------      -------        -----          ----     -------
Balance at December 31, 1998.....  4,845      48        2,060        2,613          238           (52)      4,907
  Currency translation
    (unaudited)..................     --      --           --           --          (77)           --         (77)
  Net income (unaudited).........     --      --           --        1,802           --            --       1,802
                                                                                                          -------
  Comprehensive income
    (unaudited)..................                                                                           1,725
                                   -----     ---       ------      -------        -----          ----     -------
Balance at March 31, 1999
  (unaudited)....................  4,845     $48       $2,060      $ 4,415        $ 161          $(52)    $ 6,632
                                   =====     ===       ======      =======        =====          ====     =======

                            See accompanying notes.

                     ROCKFORD CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                THREE MONTHS
                                                           THREE MONTHS      YEAR ENDED             ENDED
                                            YEAR ENDED        ENDED         DECEMBER 31,          MARCH 31,
                                           SEPTEMBER 30,   DECEMBER 31,   -----------------   -----------------
                                               1996            1996        1997      1998      1998      1999
                                           -------------   ------------   -------   -------   -------   -------
                                                                                                 (UNAUDITED)
                                                                      (IN THOUSANDS)
OPERATING ACTIVITIES
Net income (loss).........................   $ (2,003)       $   (19)     $ 1,632   $ 2,305   $   258   $ 1,802
Adjustments to reconcile net income (loss)
  to net cash provided by
  (used in) operating activities:
  Depreciation and amortization...........      1,397            431        2,176     2,080       562       760
  Loss (gain) on sale of fixed assets.....        127             --           --       (12)       (8)       17
  Deferred income tax expense (benefit)...       (691)           145           28      (686)       --        --
  Provision for doubtful accounts.........        653            247          540       561       370       252
  Provision for inventory allowances......        251             79          638       787       295       326
  Minority interest.......................         --             --            4        18        (2)       (7)
  Changes in operating assets and
    liabilities:
    Accounts receivable...................     (1,969)         3,304           14    (4,569)   (4,082)   (8,295)
    Inventories...........................     (1,553)        (1,174)         487    (3,410)   (1,549)      586
    Prepaid expenses and other............        305            (29)         121         5      (197)     (401)
    Income taxes receivable...............         --           (165)         242        85        85        --
    Accounts payable......................      2,929         (2,089)      (2,454)    1,083     3,076     2,590
    Accrued salaries and incentives.......       (608)           421          996       175      (666)     (374)
    Accrued warranty......................        370             (7)         823       714       215       245
    Income taxes payable..................       (158)            (4)          --        30        43     1,023
    Other accrued expenses................      1,219         (1,296)       1,220       879     1,270     2,266
                                             --------        -------      -------   -------   -------   -------
Net cash provided by (used in) operating
  activities..............................        269           (156)       6,467        45      (330)      790
INVESTING ACTIVITIES
Purchases of property and equipment.......     (2,191)           (36)      (1,318)   (1,728)     (379)     (759)
Proceeds from sale of property and
  equipment...............................        362             --          118        38        56         3
Decrease (increase) in other assets.......         30             20         (939)      388        (1)        9
                                             --------        -------      -------   -------   -------   -------
Net cash used in investing activities.....     (1,799)           (16)      (2,139)   (1,302)     (324)     (747)
FINANCING ACTIVITIES
Proceeds from notes payable and long-term
  debt....................................     20,406          5,290          160     1,791       853       532
Payments on notes payable and long-term
  debt....................................    (17,874)        (5,196)      (3,550)     (142)       --      (415)
Payments on capital lease obligations.....       (494)          (134)      (1,058)     (321)     (121)     (182)
Proceeds from exercise of stock options...         --              4           33        --        --        --
                                             --------        -------      -------   -------   -------   -------
Net cash provided by (used in) financing
  activities..............................      2,038            (36)      (4,415)    1,328       732       (65)
Effect of exchange rate changes on cash...       (160)            27            7       139         5       (84)
                                             --------        -------      -------   -------   -------   -------
Net increase (decrease) in cash...........        348           (181)         (80)      210        83      (106)
Cash at beginning of period...............        173            521          340       260       260       470
                                             --------        -------      -------   -------   -------   -------
Cash at end of period.....................   $    521        $   340      $   260   $   470   $   343   $   364
                                             ========        =======      =======   =======   =======   =======
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION
Conversion of subordinated debt to common
  stock...................................   $  1,150        $    --      $    --   $    --   $    --   $    --
                                             ========        =======      =======   =======   =======   =======

                            See accompanying notes.

                     ROCKFORD CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (The information for the three months ended
                     March 31, 1998 and 1999 is unaudited)

1.  ACCOUNTING POLICIES

  Organization and Description of Business

     Rockford Corporation and subsidiaries ("Rockford") is a leading designer, manufacturer and distributor of high performance car audio systems under the "Rockford Fosgate" brand name for the worldwide car audio aftermarket. Rockford also sells professional audio products under the "Hafler" brand name. Rockford was organized and incorporated under the laws of the State of Arizona on July 22, 1980, and has manufacturing facilities in Tempe, Arizona and Grand Rapids, Michigan; warehousing operations in Germany and Singapore; and sales and warehousing operations in Japan.

  Interim Financial Information

     The consolidated financial statements as of March 31, 1999 and for the three months ended March 31, 1998 and 1999 are unaudited, but include all adjustments (consisting only of normal recurring adjustments) that Rockford considers necessary for a fair presentation of financial position as of such date and results of operations and cash flows for such period. Operating results for the three months ended March 31, 1999 are not necessarily indicative of the results that may be expected for any future period.

  Principles of Consolidation

     The consolidated financial statements include the accounts of Rockford and its wholly owned subsidiaries in Germany and Singapore and its majority (90 percent) owned subsidiary in Japan. Significant intercompany accounts and transactions have been eliminated in consolidation.

  Cash and Cash Equivalents

     Cash and cash equivalents consist of cash and highly liquid investments with remaining maturities of three months or less when acquired and which are readily convertible to cash. Rockford's investments have consisted of commercial paper, certificates of deposit with original maturities of three months or less and money market accounts.

  Fair Value of Financial Instruments

     At December 31, 1998, Rockford has the following financial instruments: cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, capital lease obligations, notes payable and long-term debt. The carrying value of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximates their fair value based on the liquidity of these financial instruments or based on their short-term nature. The carrying value of capital lease obligations, notes payable and long-term debt approximates fair value based on the market interest rates available to Rockford for debt of similar risk and maturities.

  Accounts Receivable

     Rockford sells its products principally to car audio and professional audio dealers primarily in North America, South America, Europe and Asia. At December 31, 1997, 1998

                     ROCKFORD CORPORATION AND SUBSIDIARIES

                  (The information for the three months ended
                     March 31, 1998 and 1999 is unaudited)

and March 31, 1999, net accounts receivable includes approximately $3,213,000, $2,958,000 and $4,302,000, respectively, due from overseas businesses.

     Rockford also offers a prompt pay discount for certain invoices paid under 40 to 60 days of issuance and has included in its allowance for accounts receivable at December 31, 1997, 1998 and March 31, 1999 approximately $162,000, $262,000 and $395,000, respectively, with respect to accounts using such discounts after the period-end.

  Inventories

     Inventories consist principally of raw materials of electronic and mechanical components used in the manufacturing of amplifier and speaker systems, and finished goods. Inventories are carried at the lower of cost or market using the first-in, first-out (FIFO) method.

  Property and Equipment

     Property and equipment is stated at cost. Depreciation and amortization are computed principally on the straight-line method for financial reporting purposes over a three-to-five year life. Leasehold improvements are amortized on the straight-line method over the shorter period of the lease term or the estimated useful life of the asset.

  Research and Development

     During the year ended September 30, 1996, the three months ended December 31, 1996, and the years ended December 31, 1997 and 1998, research and development expenses of approximately $1,448,000, $292,000, $1,576,000 and $1,876,000, respectively, were charged to expense as incurred.

  Advertising

     Rockford expenses advertising as incurred. Advertising expenses for the year ended September 30, 1996, the three months ended December 31, 1996, and the years ended December 31, 1997 and 1998 were approximately $1,189,000, $313,000, $1,008,000 and $1,201,000, respectively.

  Income Taxes

     Rockford accounts for income taxes under the provisions of Statement of Financial Accounting Standard ("SFAS") No. 109, Accounting for Income Taxes. Under this method, deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

  Net Income per Common Share

     Rockford reports net income per common share in accordance with Financial Accounting Standards Board ("FASB") Statement No. 128, Earnings Per Share. Diluted net income per share includes the dilutive effects of options, warrants and convertible securities.

                     ROCKFORD CORPORATION AND SUBSIDIARIES

                  (The information for the three months ended
                     March 31, 1998 and 1999 is unaudited)

  Foreign Currency Translation

     The financial statements of foreign subsidiaries have been translated into U.S. dollars in accordance with FASB Statement No. 52. All balance sheet accounts have been translated using the current exchange rates at the balance sheet date. Statement of operations amounts have been translated using the average exchange rate for the year. The gains and losses resulting from the change in exchange rates from year-to-year have been reported separately as a component of shareholders' equity. The effect on the statement of operations of transaction gains and losses is insignificant.

  Stock Based Compensation

     Rockford grants stock options for a fixed number of shares to employees with an exercise price equal to the fair value of the shares at date of grant. Rockford has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation and accordingly, recognizes no compensation expense for the employee stock option grants. Stock option grants to non-employees are charged to expense based upon the fair value of the options granted.

  Use of Estimates

     The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

  Comprehensive Income

     Effective January 1, 1998, Rockford adopted SFAS No. 130, Reporting Comprehensive Income. In adopting the new requirements for calculating income, items of other comprehensive income have been presented in the equity section of the statement of shareholders' equity.

  Segments of an Enterprise and Related Information

     Effective January 1, 1998, Rockford adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 superseded FASB Statement No. 14, Financial Reporting for Segments of a Business Enterprise. SFAS No. 131 establishes standards for the way that business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic areas and major customers.

  Reclassifications

     Certain reclassifications have been made to the prior period consolidated financial statements to conform to the 1998 presentation.

                     ROCKFORD CORPORATION AND SUBSIDIARIES

                  (The information for the three months ended
                     March 31, 1998 and 1999 is unaudited)

2.  INVENTORIES

     Inventories consisted of the following:

                                                        DECEMBER 31,
                                                     ------------------    MARCH 31,
                                                      1997       1998        1999
                                                     -------    -------    ---------
                                                             (IN THOUSANDS)
Raw materials......................................  $ 3,749    $ 4,864     $ 4,697
Work in progress...................................      417        754         946
Finished goods.....................................    6,860      8,512       7,901
                                                     -------    -------     -------
                                                      11,026     14,130      13,544
Less allowances....................................   (1,423)    (1,904)     (2,230)
                                                     -------    -------     -------
                                                     $ 9,603    $12,226     $11,314
                                                     =======    =======     =======

3.  PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following:

                                                      DECEMBER 31,
                                                  --------------------    MARCH 31,
                                                    1997        1998        1999
                                                  --------    --------    ---------
                                                           (IN THOUSANDS)
Machinery and equipment.........................  $  9,251    $ 10,708    $ 10,083
Tooling equipment...............................     3,185       3,718       4,171
Leasehold improvements..........................     1,312       1,368       1,360
Furniture and fixtures..........................       354         905         893
In process......................................       464         849       1,115
                                                  --------    --------    --------
                                                    14,566      17,548      17,622
Less accumulated depreciation and
  amortization..................................   (10,589)    (12,541)    (12,585)
                                                  --------    --------    --------
                                                  $  3,977    $  5,007    $  5,037
                                                  ========    ========    ========

                     ROCKFORD CORPORATION AND SUBSIDIARIES

                  (The information for the three months ended
                     March 31, 1998 and 1999 is unaudited)

4.  NOTES PAYABLE AND LONG-TERM DEBT

     Notes payable and long-term debt consisted of the following:

                                                                DECEMBER 31,
                                                              -----------------   MARCH 31,
                                                               1997      1998       1999
                                                              -------   -------   ---------
                                                                     (IN THOUSANDS)
$17,000,000 revolving line of credit with a lender
  collateralized by substantially all assets, interest
  payments due monthly based upon a blended rate of LIBOR
  plus 3.0 percent (approximately 8.2 percent at December
  31, 1998) and prime plus 0.75 percent (approximately 8.5
  percent at December 31, 1998) until June 2001 when all
  remaining principal and interest is due and payable.
  Borrowings under this line of credit are limited to the
  borrowing base defined substantially as a percentage of
  inventory and accounts receivable, as defined and adjusted
  in the agreement. ........................................  $ 9,410   $11,631    $12,125
$2,000,000 term note payable to a lender collateralized by
  substantially all assets, monthly principal payments of
  $33,333 plus interest at 10.67 percent until June 2000
  when all principal and interest is due and payable. ......    1,800     1,370      1,270
10.5 percent subordinated senior notes payable, unsecured,
  interest payable quarterly until February 1999 when all
  remaining principal and interest is due and payable. In
  connection with these senior notes, detachable warrants
  were issued to purchase 84,802 shares of Rockford's common
  stock at $0.851 per share, expiring February 2000. .......      415       415         --
9.0 percent subordinated promissory note to related party,
  unsecured, with $200,000 monthly principal due commencing
  May 1999 and interest payable monthly until September 1999 when all remaining principal and interest is due and
  payable, convertible into common shares at the most recent price at which Rockford has sold its common shares to an
  unaffiliated party subsequent to the date of the agreement or $3.16 per share, if Rockford has not sold its shares in
  such a transaction. ......................................    1,000     1,000      1,000
8.5 percent convertible subordinated debentures to related
  parties, unsecured, interest payable quarterly until May
  2002 when all remaining principal and interest is due and
  payable, convertible into common shares at $2.234 per
  share. ...................................................      995       995        995
Other.......................................................      169        26          6
                                                              -------   -------    -------
                                                               13,789    15,437     15,396
Less current portion........................................   (1,569)   (1,841)    (1,406)
                                                              -------   -------    -------
                                                              $12,220   $13,596    $13,990
                                                              =======   =======    =======

                     ROCKFORD CORPORATION AND SUBSIDIARIES

                  (The information for the three months ended
                     March 31, 1998 and 1999 is unaudited)

     Annual maturities of notes payable and long-term debt for the years succeeding December 31, 1998 are $1,841,000 in 1999, $12,601,000 in 2000, $-0-
in 2001 and $995,000 in 2002. Interest payments were approximately $1,705,000 and $1,520,000 for the years ended December 31, 1997 and 1998, respectively.

     At December 31, 1998, Rockford has $5,999,000 available under its revolving line of credit and $1,000,000 available for financing equipment under its credit arrangement with its primary lender.

     Rockford's $17,000,000 revolving line of credit, its 10.5 percent subordinated senior notes payable and its 8.5 percent convertible subordinated debentures contain covenants which place various restrictions on financial ratios, levels of indebtedness, and capital expenditures, among other things. Rockford issued warrants in April of 1997 to purchase 23,500 shares of common stock at $3.16 in conjunction with this credit facility which expire on June 1, 2007.

5.  LEASES

     Rockford leases equipment under capital leases. Capital leases include leases made under a two million dollar equipment leasing arrangement with a bank. At December 31, 1998, $1,074,000 had been used under the arrangement and $926,000 was available for future capital lease fundings through September 30, 1999. Rockford also leases certain manufacturing, warehouse and office facilities, and computer hardware and software under noncancelable operating leases that expire in various years through September 2006.

     Property and equipment includes the following amounts for leases that have been capitalized:

                                                         DECEMBER 31,
                                                       ----------------    MARCH 31,
                                                        1997      1998       1999
                                                       ------    ------    ---------
                                                              (IN THOUSANDS)
Equipment............................................  $2,002    $1,990     $2,000
Less accumulated amortization........................    (895)     (622)      (698)
                                                       ------    ------     ------
                                                       $1,107    $1,368     $1,302
                                                       ======    ======     ======

     Amortization of leased assets is included in depreciation and amortization expense.

     During the year ended September 30, 1996, the three months ended December 31, 1996 and the years ended December 31, 1997 and 1998, Rockford acquired approximately $949,000, $27,000, $68,000 and $1,394,000 of equipment under capital leases, respectively.

                     ROCKFORD CORPORATION AND SUBSIDIARIES

                  (The information for the three months ended
                     March 31, 1998 and 1999 is unaudited)

     Future minimum payments under capital leases and noncancelable operating leases with initial terms of one year or more consisted of the following at December 31, 1998:

                                              CAPITAL LEASES    OPERATING LEASES
                                              --------------    ----------------
                                                        (IN THOUSANDS)
1999........................................      $  624             $1,140
2000........................................         413                945
2001........................................         398                381
2002........................................          --                246
2003........................................          --                137
Thereafter..................................          --                412
                                                  ------             ------
Total minimum lease payments................       1,435             $3,261
                                                                     ======
Less amounts representing interest..........        (187)
                                                  ------
Present value of net minimum lease..........       1,248
Less current portion........................        (552)
                                                  ------
                                                  $  696
                                                  ======

     Total rental expense for all operating leases was approximately $1,812,000, $420,000, $2,309,000 and $1,957,000 for the year ended September 30, 1996, the three months ended December 31, 1996 and the years ended December 31, 1997 and 1998, respectively.

6.  INCOME TAXES

     Significant components of Rockford's deferred tax assets are:

                                                             DECEMBER 31,
                                                           ----------------
                                                            1997      1998
                                                           ------    ------
                                                            (IN THOUSANDS)
Deferred tax assets:
  Inventory basis........................................  $  629    $  837
  Basis in receivables...................................      48       251
  Book over tax depreciation.............................      84       125
  Accrued warranty.......................................   1,077     1,342
  Accrued liabilities and other..........................     233       529
  Alternative minimum tax credit carryforward............     212        --
  Net operating loss carryforwards.......................     115        --
                                                           ------    ------
Total deferred tax assets................................  $2,398    $3,084
                                                           ======    ======

                     ROCKFORD CORPORATION AND SUBSIDIARIES

                  (The information for the three months ended
                     March 31, 1998 and 1999 is unaudited)

     Significant components of the federal and state income tax expense (benefit) are:

                                                               THREE MONTHS      YEAR ENDED
                                               YEAR ENDED         ENDED         DECEMBER 31,
                                              SEPTEMBER 30,    DECEMBER 31,    --------------
                                                  1996             1996        1997     1998
                                              -------------    ------------    ----    ------
                                                              (IN THOUSANDS)
Current:
  Federal expense (benefit).................     $  (433)         $(195)       $779    $1,883
  State expense.............................          90             23         116       384
  Foreign expense...........................           9              8          36       136
                                                 -------          -----        ----    ------
Total current expense (benefit).............        (334)          (164)        931     2,403
Deferred:
  Federal expense (benefit).................        (643)           127          25      (719)
  State expense (benefit)...................         (48)            18           3        33
                                                 -------          -----        ----    ------
Total deferred expense (benefit)............        (691)           145          28      (686)
                                                 -------          -----        ----    ------
                                                 $(1,025)         $ (19)       $959    $1,717
                                                 =======          =====        ====    ======

     A reconciliation of Rockford's effective income tax rate to the federal statutory rate follows:

                                                               THREE MONTHS      YEAR ENDED
                                               YEAR ENDED         ENDED         DECEMBER 31,
                                              SEPTEMBER 30,    DECEMBER 31,    --------------
                                                  1996             1996        1997     1998
                                              -------------    ------------    ----    ------
                                                              (IN THOUSANDS)
Federal statutory rate......................     $(1,029)          $(13)       $881    $1,374
State tax, net of federal benefit...........          28             27          79       275
Nondeductible items.........................          --             --          36        45
Higher (lower) foreign tax rates............         (30)           (17)        (43)       17
Foreign sales corporation benefit...........          --             --         (98)      (65)
Other, net..................................           6            (16)        104        71
                                                 -------           ----        ----    ------
                                                 $(1,025)          $(19)       $959    $1,717
                                                 =======           ====        ====    ======

     Rockford's income attributable to foreign operations amounted to approximately $105,000 for the year ended September 30, 1996, $65,000 for the three months ended December 31, 1996, $237,000 for the year ended December 31, 1997 and $350,000 for the year ended December 31, 1998.

     For the year ended September 30, 1996, no tax payments were made and $150,000 of net tax refunds were received. For the three months ended December 31, 1996, no tax payments were made nor were refunds received. For the years ended December 31, 1997 and 1998, Rockford made tax payments of $694,000 (net of $460,000 in refunds) and $2,082,000, respectively.

7.  COMMON STOCK GRANTS AND OPTIONS

     The Board of Directors of Rockford prior to 1995 granted a certain consulting firm, which provided chief executive officer services to Rockford until January 1, 1999, options to

                     ROCKFORD CORPORATION AND SUBSIDIARIES

                  (The information for the three months ended
                     March 31, 1998 and 1999 is unaudited)

purchase 235,000 shares of its authorized but unissued common stock at a price of $1.38 per share, protected against dilution, as defined, and expiring in August 2002. The price per share exceeded the fair value at the date of the grant. The stock options are fully vested at December 31, 1998.

     Rockford has elected to follow APB 25 and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under SFAS No. 123, Accounting for Stock-Based Compensation, requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of Rockford's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

     Rockford has provided stock option plans for certain employees and directors under its 1994 and 1997 stock option plans. Under the plans, options to purchase common stock of Rockford will be granted to certain employees and directors at the fair value of the underlying common stock. The options generally have a term of ten years and become exercisable over three years commencing on the date of the grant. Options granted prior to December 31, 1996 will vest 100 percent upon an initial public offering or merger or acquisition of Rockford. Up to 2,350,000 shares are reserved and may be offered under these plans. Under certain circumstances, Rockford has the right to repurchase common stock acquired under the options at the fair value price.

     Pro forma information regarding net income and earnings per share is required by SFAS No. 123, which also requires that the information be determined as if Rockford has accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a minimum value pricing model with the following weighted-average assumptions:

Expected life of the award...............................  5 years
Dividend yield...........................................  0 percent
Risk-free interest rate..................................  6 percent

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. Rockford's pro forma information follows:

                                                     THREE MONTHS       YEAR ENDED
                                     YEAR ENDED         ENDED          DECEMBER 31,
                                    SEPTEMBER 30,    DECEMBER 31,    ----------------
                                        1996             1996         1997      1998
                                    -------------    ------------    ------    ------
                                                     (IN THOUSANDS)
Net income (loss) as reported.....     $(2,003)          $(19)       $1,632    $2,305
Pro forma Statement 123
  expense.........................         (25)            (9)          (76)     (110)
                                       -------           ----        ------    ------
Pro forma net income (loss).......     $(2,028)          $(28)       $1,556    $2,195
                                       =======           ====        ======    ======

                     ROCKFORD CORPORATION AND SUBSIDIARIES

                  (The information for the three months ended
                     March 31, 1998 and 1999 is unaudited)

     Option activity under the 1994 and 1997 stock option plans during the year ended September 30, 1996, the three months ended December 31, 1996, the years ended December 31, 1997 and 1998 and the three months ended March 31, 1999 follows:

                                                               OUTSTANDING OPTIONS
                                                           ----------------------------
                                        SHARES AVAILABLE               WEIGHTED-AVERAGE
                                          UNDER OPTION      SHARES      EXERCISE PRICE
                                        ----------------   ---------   ----------------
Outstanding at September 30, 1995.....       584,191         590,809        $1.38
Granted...............................      (461,775)        461,775         2.35
Exercised.............................            --              --           --
Expired or cancelled..................        68,150         (68,150)        1.38
                                           ---------       ---------        -----
Outstanding at September 30, 1996.....       190,566         984,434         1.81
Granted...............................       (14,100)         14,100         3.16
Exercised.............................            --          (3,525)        1.38
Expired or cancelled..................            --              --           --
                                           ---------       ---------        -----
Outstanding at December 31, 1996......       176,466         995,009         1.83
Reserve shares........................     1,175,000              --           --
Granted...............................      (734,624)        734,624         3.65
Exercised.............................            --         (18,213)        1.82
Expired or cancelled..................        68,737         (68,737)        1.85
                                           ---------       ---------        -----
Outstanding at December 31, 1997......       685,579       1,642,683         2.64
Granted...............................      (172,725)        172,725         4.92
                                           ---------       ---------        -----
Outstanding at December 31, 1998......       512,854       1,815,408         2.86
Granted...............................      (188,000)        188,000         7.02
Expired or cancelled..................        30,550         (30,550)        2.33
                                           ---------       ---------        -----
Outstanding at March 31, 1999.........       355,404       1,972,858        $3.26
                                           =========       =========        =====

The weighted-average fair value of options granted during the year ended September 30, 1996, the three months ended December 31, 1996, the years ended December 31, 1997 and 1998 and the three months ended March 31, 1999 was $0.61, $0.82, $0.82, $0.99 and $1.82, respectively.

     The following table summarizes information about stock options under the plans outstanding at December 31, 1998:

                            OPTIONS OUTSTANDING                    OPTIONS EXERCISABLE
                -------------------------------------------   -----------------------------
                                     WEIGHTED-
                                      AVERAGE     WEIGHTED-                       WEIGHTED-
    RANGE            NUMBER          REMAINING     AVERAGE         NUMBER          AVERAGE
 OF EXERCISE     OUTSTANDING AT     CONTRACTUAL   EXERCISE     OUTSTANDING AT     EXERCISE
   PRICES       DECEMBER 31, 1998      LIFE         PRICE     DECEMBER 31, 1998     PRICE
-------------   -----------------   -----------   ---------   -----------------   ---------
    $1.38            508,559         6.0 years      $1.38          508,559          $1.38
$2.23 - $3.16        603,950         7.6 years       2.66          484,100          $2.53
    $3.83            575,999         9.1 years       3.83          279,481          $3.83
    $5.32            126,900         9.3 years       5.32               --             --

                     ROCKFORD CORPORATION AND SUBSIDIARIES

                  (The information for the three months ended
                     March 31, 1998 and 1999 is unaudited)

8.  EARNINGS PER SHARE

                                                                                         THREE MONTHS
                                                       THREE MONTHS     YEAR ENDED           ENDED
                                        YEAR ENDED        ENDED        DECEMBER 31,        MARCH 31,
                                       SEPTEMBER 30,   DECEMBER 31,   ---------------   ---------------
                                           1996            1996        1997     1998     1998     1999
                                       -------------   ------------   ------   ------   ------   ------
Numerator:
  Net income (loss)..................     $(2,003)        $  (19)     $1,632   $2,305   $  258   $1,802
  Effect of dilutive securities
     Interest impact of convertible
       debentures....................          --             --         110      110       27       27
                                          -------         ------      ------   ------   ------   ------
Numerator for diluted net income
  (loss) per share -- income
  available to common stockholders
  after assumed conversions..........     $(2,003)        $  (19)     $1,742   $2,415   $  285   $1,829
                                          =======         ======      ======   ======   ======   ======
Denominator:
  Denominator for basic net income
     (loss) per share -- weighted --
     average shares..................       4,416          4,803       4,811    4,822    4,822    4,822
  Effect of dilutive securities
     Employee stock options..........          --             --         540      793      604    1,175
     Warrants........................          --             --          66       76       70       87
     Convertible debentures..........          --             --         762      762      762      762
                                          -------         ------      ------   ------   ------   ------
  Dilutive potential common shares...       4,416          4,803       1,368    1,631    1,436    2,024
                                          -------         ------      ------   ------   ------   ------
Denominator for diluted net income
  (loss) per share -- adjusted
  weighted-average shares and assumed
  conversions........................       4,416          4,803       6,179    6,453    6,258    6,846
                                          =======         ======      ======   ======   ======   ======
Basic net income (loss) per share....     $ (0.45)        $(0.01)     $ 0.34   $ 0.48   $ 0.05   $ 0.37
                                          =======         ======      ======   ======   ======   ======
Diluted net income (loss) per
  share..............................     $ (0.45)        $(0.01)     $ 0.28   $ 0.37   $ 0.05   $ 0.27
                                          =======         ======      ======   ======   ======   ======

9.  CONTINGENCIES

     Rockford is a party to legal proceedings which arise out of the ordinary course of business. Based upon advice from outside legal counsel, management is of the opinion that these matters will have no material effect on Rockford's consolidated financial position.

10.  BENEFIT PLAN

     Rockford has a 401(k) Retirement Savings Plan (the Plan) covering substantially all employees who have completed six consecutive months of service without regard to hours of service. Under the terms of the Plan, employees may make voluntary contributions, subject to Internal Revenue Service limitations. Rockford will match employee contributions up to three percent of the employee's annual compensation. Additional contributions to the Plan can be made at the discretion of the Board of Directors. Contributions to the Plan during the year ended September 30, 1996, the three months ended December 31, 1996 and the years ended

                     ROCKFORD CORPORATION AND SUBSIDIARIES

                  (The information for the three months ended
                     March 31, 1998 and 1999 is unaudited)

December 31, 1997 and 1998 were approximately $219,000, $46,000, $237,000 and
$296,000, respectively.

11.  SEGMENT INFORMATION

     Rockford operates its business under the car audio and professional audio product lines. For each of the years ended December 31, 1997 and 1998, the professional audio line was not significant and, accordingly, no additional disclosures of revenue information about products are required. Below is geographic information for revenues of Rockford:

                                               THREE
                                               MONTHS          YEAR ENDED       THREE MONTHS ENDED
                             YEAR ENDED        ENDED          DECEMBER 31,           MARCH 31,
                            SEPTEMBER 30,   DECEMBER 31,   ------------------   -------------------
                                1996            1996         1997      1998       1998       1999
                            -------------   ------------   --------   -------   --------   --------
                                                        (IN THOUSANDS)
Sales from external
  customers(a)
  United States...........     $58,977        $11,518      $ 65,612   $71,445   $16,504    $27,648
  Export:
     Americas.............       4,880          1,560         7,005     4,905     1,929      1,444
     Europe...............      10,326          1,503         7,819     6,599     1,212      1,738
     Asia.................       6,961          1,867         8,347     6,057     1,131      1,196
                               -------        -------      --------   -------   -------    -------
Total sales from external
  customers...............     $81,144        $16,448      $ 88,783   $89,006   $20,776    $32,026
                               =======        =======      ========   =======   =======    =======

---------------
(a) Revenues are attributed to geographic regions based on the location of customers.

     Rockford had no customers who accounted for more than 10 percent of net sales for all periods presented except for the three months ended March 31, 1999 in which sales to one customer accounted for 25.6 percent of that period's net sales. Rockford's long-lived assets outside of the United States are not significant.

12.  SUBSEQUENT EVENTS

     During April 1999, the Board of Directors authorized Rockford to file a registration statement for an initial public offering of shares of its common stock.

     On May 1, 1999, the $1,000,001 promissory note due to a related party was converted into 316,498 shares of Rockford's common stock.

     On May 17, 1999, the shareholders approved the adoption of the 1999 Employee Stock Purchase Plan to be effective July 1, 1999. Under the plan, 394,800 shares have been reserved for issuance.

     On May 17, 1999, the shareholders approved an increase in the number of authorized common shares to 20,000,000.

     Effective             , 1999, Rockford executed a 4.7-for-1 common stock
split. All share information in the financial statements has been restated to reflect the effect of the stock split.

Inside back cover

Upper left: [Hafler logo]

Middle left: Hafler worldwide distribution
  [Map of countries where Hafler products are distributed]

Lower left: Power amplifiers
  [Photo of Hafler power amplifier]

Lower left: Studio monitors
  [Photo of Hafler studio monitor]

Lower left: Powered subwoofers
  [Photo of Hafler powered subwoofer]

Right margin: Professional users
  [Photos of Hafler product users]
   Ron McMaster, Capital Records
   Tom Jung, DMP Records
   Wayman Tisdale, MoJazz Recording Artist
   Jon Karell, Theater Spec Engineer

Bottom center: www.hafler.com
  [Photos of product and endorsement pages from Hafler website]

Text in upper center: There is a human filter in the world of music. Sitting somewhere between the creative musician in the recording studio, and the passionate listener in a living room or vehicle. That filter is the professional sound engineer, the person that makes a living recording, mixing, or broadcasting the music and movie soundtracks that we hear everyday. Hafler is the brand of choice among these working professionals and the aspiring professionals.

Moving beyond the amplifier niche, in 1996 Hafler introduced the TRM Series of powered monitors and powered subwoofers. Amplifier electronics manufactured in Tempe and speaker components in Grand Rapids. This unique strategy allows the Hafler brand to take advantage of Rockford Corporation's world class product development process and manufacturing muscle.

Now, those opinionated human filters that wedge themselves between musicians, and listeners are lining up. Lining up at retailers around the world and hitting the web to demand the finest in sound quality and technology. Everything that goes into the design and excitement of Hafler challenges the music professional to come to www.hafler.com.

Outside Back Cover

Center: [Photo of young man and woman restraining Rockford wolf]

Under photo: [Diamond R and Rockford Corporation logo]

Under Logos: Stock Symbol: ROFO

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     We expect to incur the following estimated expenses (other than underwriting discounts and commissions) in connection with the issuance and distribution of the securities which we are registering under this statement:

SEC registration fee........................................  $12,788
NASD filing fee.............................................    5,100
Nasdaq National Market listing fee..........................   17,500
Printing and engraving......................................        *
Legal fees and expenses.....................................        *
Accounting fees and expenses................................        *
Blue sky fees and expenses (including legal fees)...........        *
Transfer agent fees.........................................        *
Miscellaneous...............................................        *
                                                              -------
          Total.............................................  $     *
                                                              =======

---------------
* To be filed by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Our articles of incorporation limit, to the maximum extent permitted by Arizona law, the liability of our directors for monetary damages arising from a breach of their duties as directors. The limitation of liability does not affect the availability of equitable remedies, such as injunctive relief or rescission.

     Our articles of incorporation require us to indemnify our directors and officers, to the maximum extent permitted by Arizona law, against liability arising against them for acts or omissions within the scope of their authority as directors or officers. Indemnification is prohibited if our board of directors finds that the person's action or omission was willful, grossly negligent, or with fraudulent or criminal intent, or for liabilities under the Securities Act of 1933. Under Arizona law, we may indemnify a director or officer against liability incurred on account of service to us, if the director or officer:

     - conducted himself or herself in good faith;

     - reasonably believed that his or her conduct (1) if in an official capacity, was in our best interests or (2) if in any other capacity, was not opposed to our best interests;

     - in the case of any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful; and

     - did not improperly receive personal benefit.

     Before completing this offering, we intend to enter into indemnification agreements with each of our directors. These agreements will generally obligate us to indemnify them for liability incurred by them as a result of their service as directors, unless (1) their liability arises as a result of their fraud, deliberate dishonesty or willful misconduct or (2) Arizona law prohibits indemnification. Prior to completing this offering on the effective date of this registration statement, we will have obtained liability insurance for our directors.

     Reference is made to Section 7 of the underwriting agreement to be filed as an exhibit to the registration statement, indemnifying our officers and directors against certain liabilities.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     Since May 1, 1996, we have issued and sold or otherwise transferred the below listed unregistered securities. These issuances were deemed exempt from registration under the Securities Act of 1933 in reliance on Rule 701 under such Act or Section 4(2) of such Act.

          1. In 1996 and 1997, we issued 21,738 shares to several employees who exercised stock options pursuant to our 1994 and 1997 Stock Option Plans.

          2. In March 1996, we borrowed $2.0 million from Caroline Bartol. On July 1, 1996 she converted $1.0 million of this loan into 316,498 shares of Common Stock.

          3. On May 1, 1999, we issued 316,498 shares of our Common Stock to an entity controlled by two of our directors in connection with the conversion of a $1,000,001 loan.

          4. On April 23, 1997, we issued to Vrolyk Partnership 97-A a warrant for 23,500 shares with an exercise price of $3.16 per share, as compensation for services rendered in connection with arranging our $20.0 million credit facility.

          5. We have, from time to time, granted stock options to employees. The following table sets forth certain information regarding such grants:

                                                              NUMBER OF    EXERCISE PRICE
                                                               SHARES         PER SHARE
                                                              ---------    ---------------
January 1, 1996 through December 31, 1996...................    70,500       $2.24 - $3.16
January 1, 1997 through December 31, 1997...................   734,624       $3.16 - $3.83
January 1, 1998 through December 31, 1998...................   172,725       $3.83 - $5.32
January 1, 1999 through the date of this prospectus.........   188,000               $7.02

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENT
-------                     -----------------------
 1        Underwriting Agreement*
 3.1      Articles of Incorporation
 3.2      Restated Bylaws
 3.3      Amendment to Articles of Incorporation filed on January 12,
          1988
 3.4      Amendment to Articles of Incorporation filed on April 30,
          1999
 3.5      Amendment to Articles of Incorporation filed on May 17, 1999
 3.6      Amendments to Bylaws adopted by the board of directors on
          May 14, 1999
 4.1      Specimen Common Stock Certificate
 4.2      Reference is made to the Articles of Incorporation, as
          amended, and the Restated Bylaws, as amended, filed as
          Exhibits 3.1, 3.2, 3.3, 3.4, 3.5 and 3.6 for a description of the rights of the holders of Common Stock.
 5        Opinion of Steptoe & Johnson LLP*
10.1      1994 Stock Option Plan
10.2      1997 Stock Option Plan
10.3      1999 Employee Stock Purchase Plan
10.4      Employment Agreement by and between Rockford Corporation and
          W. Gary Suttle
10.5      Indemnity Agreement by and between Rockford Corporation and
          W. Gary Suttle
10.6      Letter Agreement by and between Rockford Corporation and
          Best Buy Corporation**
10.7      Joint Development and Supply Agreement by and between
          Rockford Corporation and Hyundai Electronics Industries Co.,
          Ltd.**
10.8      Form of Dealership Agreements

EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENT
-------                     -----------------------
10.9      Standard Industrial Commercial Multi-Tenant Lease -- Gross
          American Industrial Real Estate Association Lease, and
          addenda thereto, by and between Rockford River LLC and
          Rockford Corporation
10.10     Standard Industrial Lease -- Gross, and addenda thereto, by and between Cloyce Clark and Rockford Corporation
10.11     Lease Agreement, and addenda thereto, by and between
          Carbonneau Industries, Inc. and Rockford Corporation
10.12     Master Lease Agreement and addenda thereto, by and between
          Banc One Leasing Corporation and Rockford Corporation
10.13     Loan and Security Agreement by and between Rockford
          Corporation and FINOVA Capital Corporation
10.14     Employee 401(k) Deferred Compensation Plan
10.15     Manufacturing and Distribution Agreement by and between
          American Connection Incorporated and Rockford Corporation,
          and addenda thereto**
10.16     Product Sales Agreement by and between Rockford Corporation and Avnet Electronics Marketing**
10.17     Convertible Subordinated Debenture Amendment Agreement and
          Agreement to Rename as Senior Notes
10.18     Form of Senior Note due February 3, 1999 and Warrant
10.19     Schedule for Senior Notes and Warrants
10.20     Convertible Subordinated Debenture Purchase Agreement
10.21     Form of 8.5% Convertible Subordinated Debenture due May 1,
          2002
10.22     Schedule for 8.5% Convertible Subordinated Debentures
10.23     Warrant issued to the Vrolyk Partnership 97-A to expire June
          1, 2007
10.24     Services and Option Agreement by and between W. Gary Suttle,
          Caroline S. Bartol, individually and as representative of
          the estate of John G. Bartol and Rockford Corporation
10.25     Amendment of Services and Option Agreement by and between W.
          Gary Suttle, Monument Investors Limited Partnership as
          successor to Caroline S. Bartol and the estate of John G.
          Bartol and Rockford Corporation
10.26     Amendment of Services and Option Contract by and between W.
          Gary Suttle, Monument Investors Limited Partnership as
          successor to Caroline S. Bartol and the estate of John G.
          Bartol and Rockford Corporation
10.27     Consulting and Option Contract by and between Rockford
          Corporation and Grisanti, Galef & Goldress, Inc.
10.28     Amendment and Renewal of Consulting and Option Contract by
          and between Rockford Corporation and Grisanti, Galef &
          Goldress, Inc.
10.29     Amendment of Consulting and Option Contract by and between
          Rockford Corporation and Grisanti, Galef & Goldress, Inc.
10.30     Letter from Timothy Bartol, General Partner for the Boulder
          Partnership exercising rights under Bridge Loan Conversion and Extension Agreement by and between Rockford Corporation and Boulder Investors Ltd. Partnership, as successor to
          Caroline S. Bartol
10.31     Fifth Amendment to Bridge Loan Conversion and Extension
          Agreement by and between Rockford Corporation and Boulder
          Investors Ltd. Partnership, as successor to Caroline S.
          Bartol

EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENT
-------                     -----------------------
10.32     Bridge Loan Conversion and Extension Agreement by and
          between Rockford Corporation and Caroline S. Bartol
10.33     Bridge Loan Agreement by and between Rockford Corporation
          and Caroline S. Bartol
10.34     1990 Restricted Stock Grant and Tax Loan Agreement and
          Promissory Note
10.35     Form of Indemnity Agreement*
21        List of Subsidiaries of Rockford Corporation
23.1      Consent of Ernst & Young LLP, Independent Auditors
23.2      Consent of Steptoe & Johnson, LLP*
24        Power of Attorney. Reference is made to the signature page of this registration statement which includes the power of attorney
27.1      Financial Data Schedule for three months ended March 31,
          1999
27.2      Financial Data Schedule for year ended December 31, 1998

---------------
 * To be filed by amendment

** Confidential treatment requested

     Financial Statement Schedule: Schedule II -- Valuation and Qualifying Accounts.

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

                              ROCKFORD CORPORATION
                                 (IN THOUSANDS)

          COLUMN A               COLUMN B              COLUMN C              COLUMN D      COLUMN E
          --------             ------------   ---------------------------   ----------   -------------
                                BALANCE AT    CHARGED TO
                               BEGINNING OF   COSTS AND      CHARGED TO                   BALANCE AT
         DESCRIPTION              PERIOD       EXPENSES    OTHER ACCOUNTS   DEDUCTIONS   END OF PERIOD
-----------------------------  ------------   ----------   --------------   ----------   -------------
December 31, 1998
  Receivable allowances......     $  918         $561            $--           $436(1)      $1,043
  Inventory reserve..........      1,423          787            --             306(2)       1,904
December 31, 1997
  Receivable allowances......        699          540            --             321(1)         918
  Inventory reserve..........        785          638            --              --          1,423
December 31, 1996
  Receivable allowances......        551          247            --              99(1)         699
  Inventory reserve..........        944           79            --             238(2)         785
September 30, 1996
  Receivable allowances......        525          653            --             627(1)         551
  Inventory reserve..........        914          251            --             221(2)         944

---------------
(1) Accounts written off net of recoveries.
(2) Reserved inventory sold or scrapped.

     Other financial statement schedules have not been presented, as they are not applicable.

ITEM 17.  Undertakings

     We hereby undertake to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and controlling persons pursuant to the Act, our articles of incorporation or our bylaws, the underwriting agreement or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

     We hereby undertake that for purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this registration statement as of the time it was declared effective. We further undertake that for the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, we have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on May 25, 1999.

                                          ROCKFORD CORPORATION

                                          By:      /s/ W. GARY SUTTLE
                                            ------------------------------------
                                              W. Gary Suttle
                                              President and Chief Executive
                                              Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints W. Gary Suttle and James M. Thomson, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

                       NAME                                        TITLE                     DATE
                       ----                                        -----                     ----

                /s/ W. GARY SUTTLE                   President, Chief Executive          May 25, 1999
---------------------------------------------------    Officer, and Director (Principal
                  W. Gary Suttle                       Executive Officer)

               /s/ JAMES M. THOMSON                  Vice President of Finance and       May 25, 1999
---------------------------------------------------    Chief Financial Officer,
                 James M. Thomson                      Secretary (Principal Financial
                                                       Officer)

                /s/ D. LYNN THROWER                  Corporate Controller (Principal     May 25, 1999
---------------------------------------------------    Accounting Officer)
                  D. Lynn Thrower

               /s/ JERRY E. GOLDRESS                 Director                            May 25, 1999
---------------------------------------------------
                 Jerry E. Goldress

               /s/ TIMOTHY C. BARTOL                 Director                            May 25, 1999
---------------------------------------------------
                 Timothy C. Bartol

                       NAME                                        TITLE                     DATE
                       ----                                        -----                     ----
              /s/ NICHOLAS G. BARTOL                 Director                            May 25, 1999
---------------------------------------------------
                Nicholas G. Bartol

                                                     Director
---------------------------------------------------
                   Ralph Godfrey

                 /s/ JOHN P. LLOYD                   Director                            May 25, 1999
---------------------------------------------------
                   John P. Lloyd

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENT
-------                     -----------------------
 1        Underwriting Agreement*
 3.1      Articles of Incorporation
 3.2      Restated Bylaws
 3.3      Amendment to Articles of Incorporation filed on January 12,
          1988
 3.4      Amendment to Articles of Incorporation filed on April 30,
          1999
 3.5      Amendment to Articles of Incorporation filed on May 17, 1999
 3.6      Amendments to Bylaws adopted by the board of directors on
          May 14, 1999
 4.1      Specimen Common Stock Certificate
 4.2      Reference is made to the Articles of Incorporation, as
          amended, and the Restated Bylaws, as amended, filed as
          Exhibits 3.1, 3.2, 3.3, 3.4, 3.5 and 3.6 for a description of the rights of the holders of Common Stock.
 5        Opinion of Steptoe & Johnson LLP*
10.1      1994 Stock Option Plan
10.2      1997 Stock Option Plan
10.3      1999 Employee Stock Purchase Plan
10.4      Employment Agreement by and between Rockford Corporation and
          W. Gary Suttle
10.5      Indemnity Agreement by and between Rockford Corporation and
          W. Gary Suttle
10.6      Letter Agreement by and between Rockford Corporation and
          Best Buy Corporation**
10.7      Joint Development and Supply Agreement by and between
          Rockford Corporation and Hyundai Electronics Industries Co.,
          Ltd.**
10.8      Form of Dealership Agreements
10.9      Standard Industrial Commercial Multi-Tenant Lease -- Gross
          American Industrial Real Estate Association Lease, and
          addenda thereto, by and between Rockford River LLC and
          Rockford Corporation
10.10     Standard Industrial Lease -- Gross, and addenda thereto, by and between Cloyce Clark and Rockford Corporation
10.11     Lease Agreement, and addenda thereto, by and between
          Carbonneau Industries, Inc. and Rockford Corporation
10.12     Master Lease Agreement and addenda thereto, by and between
          Banc One Leasing Corporation and Rockford Corporation
10.13     Loan and Security Agreement by and between Rockford
          Corporation and FINOVA Capital Corporation
10.14     Employee 401(k) Deferred Compensation Plan
10.15     Manufacturing and Distribution Agreement by and between
          American Connection Incorporated and Rockford Corporation,
          and addenda thereto**
10.16     Product Sales Agreement by and between Rockford Corporation and Avnet Electronics Marketing**
10.17     Convertible Subordinated Debenture Amendment Agreement and
          Agreement to Rename as Senior Notes
10.18     Form of Senior Note due February 3, 1999 and Warrant
10.19     Schedule for Senior Notes and Warrants
10.20     Convertible Subordinated Debenture Purchase Agreement
10.21     Form of 8.5% Convertible Subordinated Debenture due May 1,
          2002
10.22     Schedule for 8.5% Convertible Subordinated Debentures
10.23     Warrant issued to the Vrolyk Partnership 97-A to expire June
          1, 2007
10.24     Services and Option Agreement by and between W. Gary Suttle,
          Caroline S. Bartol, individually and as representative of
          the estate of John G. Bartol and Rockford Corporation

EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENT
-------                     -----------------------
10.25     Amendment of Services and Option Agreement by and between W.
          Gary Suttle, Monument Investors Limited Partnership as
          successor to Caroline S. Bartol and the estate of John G.
          Bartol and Rockford Corporation
10.26     Amendment of Services and Option Contract by and between W.
          Gary Suttle, Monument Investors Limited Partnership as
          successor to Caroline S. Bartol and the estate of John G.
          Bartol and Rockford Corporation
10.27     Consulting and Option Contract by and between Rockford
          Corporation and Grisanti, Galef & Goldress, Inc.
10.28     Amendment and Renewal of Consulting and Option Contract by
          and between Rockford Corporation and Grisanti, Galef &
          Goldress, Inc.
10.29     Amendment of Consulting and Option Contract by and between
          Rockford Corporation and Grisanti, Galef & Goldress, Inc.
10.30     Letter from Timothy Bartol, General Partner for the Boulder
          Partnership exercising rights under Bridge Loan Conversion and Extension Agreement by and between Rockford Corporation and Boulder Investors Ltd. Partnership, as successor to
          Caroline S. Bartol
10.31     Fifth Amendment to Bridge Loan Conversion and Extension
          Agreement by and between Rockford Corporation and Boulder
          Investors Ltd. Partnership, as successor to Caroline S.
          Bartol
10.32     Bridge Loan Conversion and Extension Agreement by and
          between Rockford Corporation and Caroline S. Bartol
10.33     Bridge Loan Agreement by and between Rockford Corporation
          and Caroline S. Bartol
10.34     1990 Restricted Stock Grant and Tax Loan Agreement and
          Promissory Note
10.35     Form of Indemnity Agreement*
21        List of Subsidiaries of Rockford Corporation
23.1      Consent of Ernst & Young LLP, Independent Auditors
23.2      Consent of Steptoe & Johnson, LLP*
24        Power of Attorney. Reference is made to the signature page of this registration statement which includes the power of attorney
27.1      Financial Data Schedule for three months ended March 31,
          1999
27.2      Financial Data Schedule for year ended December 31, 1998

---------------
 * To be filed by amendment

** Confidential treatment requested